UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or §240.14a-12

KELLOGG COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49017-3534
Dear Shareowner:
It is my pleasure to invite you to attend the 2016 Annual Meeting of Shareowners of Kellogg Company. The meeting will be held at 1:00 p.m. Eastern Time on April 29, 2016 at the W.K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan.
The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as Directors.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareowners on the Internet. We believe these rules allow us to provide our Shareowners with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.
Attendance at the Annual Meeting will be limited to Shareowners only. If you are a holder of record of Kellogg common stock and you plan to attend the meeting, please save your notice of electronic availability or proxy card, as the case may be, and bring it to the meeting to use as your admission ticket. If you plan to attend the meeting but your shares are not registered in your own name, you can obtain an admission ticket by visiting www.proxyvote.com and following the instructions provided. You will need the 16-digit control number included on your proxy card, voter instruction form, or notice. You can also request an admission ticket by writing to the following address: Kellogg Company Shareowner Services, One Kellogg Square, Battle Creek, MI 49017-3534. Evidence of your stock ownership, which you may obtain from your bank, stockbroker, etc., must accompany your letter. Shareowners without tickets will only be admitted to the meeting upon verification of stock ownership.
If any Shareowner needs special assistance at the meeting, please contact Shareowner Services at the address listed above.
Your vote is important. Whether or not you plan to attend the meeting, I urge you to vote your shares as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy or voting instruction card by mail, you may sign, date and mail the card in the envelope provided.
Sincerely,
John Bryant
Chairman and Chief Executive Officer
March 10, 2016

KELLOGG COMPANY
One Kellogg Square
Battle Creek, Michigan 49017-3534
NOTICE OF THE ANNUAL MEETING OF SHAREOWNERS
TO BE HELD APRIL 29, 2016

TO OUR SHAREOWNERS:
The 2016 Annual Meeting of Shareowners of Kellogg Company, a Delaware corporation, will be held at 1:00 p.m. Eastern Time on April 29, 2016 at the W.K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan, for the following purposes:

1.	To elect four Directors for a three-year term to expire at the 2019 Annual Meeting of Shareowners;

2.	To vote on an advisory resolution to approve executive compensation;

3.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP for our 2016 fiscal year;

4.	To consider and act upon a Shareowner proposal to recognize Kellogg's efforts regarding animal welfare, if properly presented at the meeting;

5.	To consider and act upon a Shareowner proposal to adopt simple majority vote, if properly presented at the meeting; and

6.	To take action upon any other matters that may properly come before the meeting, or any adjournments thereof.
Only Shareowners of record at the close of business on March 1, 2016 will receive notice of and be entitled to vote at the meeting or any adjournments. We look forward to seeing you there.
By Order of the Board of Directors,
Gary Pilnick
Vice Chairman, Corporate Development and Chief Legal Officer

March 10, 2016

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PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREOWNERS
TO BE HELD ON FRIDAY, April 29, 2016

ABOUT THE MEETING

Information About this Proxy Statement.
Why You Received this Proxy Statement.    You have received these proxy materials because our Board of Directors, which we refer to as the Board, is soliciting your proxy to vote your shares at the 2016 Annual Meeting of Shareowners of Kellogg to be held at 1:00 p.m. Eastern Time at the W.K. Kellogg Auditorium, 50 West Van Buren Street, in Battle Creek, Michigan, on Friday, April 29, 2016, or any adjournments thereof. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. On March 10, 2016, we began to mail to our Shareowners of record as of the close of business on March 1, 2016, either a notice containing instructions on how to access this proxy statement and our annual report online or a printed copy of these proxy materials. If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one notice or set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Wells Fargo Shareowner Services, at P.O. Box 64854, St. Paul, MN 55164-0854; phone number: (877) 910-5385.
Notice of Electronic Availability of Proxy Statement and Annual Report.    As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our Shareowners electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.
Summary Processing.    The Securities and Exchange Commission’s rules permit us to print an individual’s multiple accounts on a single notice or set of annual meeting materials. This printing method is referred to as “summary processing” and may result in cost savings. To take advantage of this opportunity, we have summarized on one notice or set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted Shareowner prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any Shareowner to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a Shareowner sharing an address with another Shareowner and wish to receive only one copy of future notices or annual meeting materials for your household, please contact Broadridge at the above phone number or address.
Who Can Vote — Record Date.    The record date for determining Shareowners entitled to vote at the Annual Meeting is March 1, 2016. Each of the approximately 352,236,571 shares of Kellogg common stock issued and outstanding on that date is entitled to one vote at the Annual Meeting.
How to Vote — Proxy Instructions.    If you received a notice of electronic availability, you cannot vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote by Internet, by telephone or by requesting and returning a paper proxy card or voting instruction card.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareowner of record. As the shareowner of record, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the shareowner of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee or trustee that holds your shares, giving you the right to vote the shares at the meeting.
Whether you hold shares directly as a registered shareowner of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, nominee or trustee. In most cases, you will be able to do this by telephone, by using the Internet or by mail if you received a printed set of the proxy materials.
By Telephone or Internet — You may submit your proxy by following the instructions provided in the notice of electronic availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Time on Thursday, April 28, 2016.
By Mail — If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, nominee or trustee, and mailing it in the enclosed envelope.
If you wish to vote using the proxy card, complete, sign, and date your proxy card and return it to us by April 28, 2016.
Whether you vote by telephone, over the Internet or by mail, you may specify: whether your shares should be voted for all, some or none of the nominees for Director (Proposal 1); whether you approve, disapprove, or abstain from voting on the advisory resolution to approve Kellogg’s executive compensation (Proposal 2); whether you approve, disapprove, or abstain from voting on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016 (Proposal 3); and whether you approve, disapprove, or abstain from voting on the Shareowner proposals, if properly presented at the meeting (Proposals 4 and 5).
When a properly executed proxy is received, the shares represented thereby, including shares held under our Dividend Reinvestment Plan, will be voted by the persons named as the proxy according to each Shareowner’s directions. Proxies will also be considered to be voting instructions to the applicable Trustee with respect to shares held in accounts under our Savings & Investment Plans and other applicable employee benefit plans.
If the proxy is properly executed but you do not specify how you want to vote your shares on your proxy card or voting instruction card, or voting by telephone or over the Internet, we will vote them “For” the election of all nominees for Director as set forth under Proposal 1 — Election of Directors below, “For” Proposals 2, 3 and 4, and “Against” Proposal 5, and otherwise at the discretion of the persons named in the proxy card.
Revocation of Proxies.    If you are a shareowner of record, you may revoke your proxy at any time before it is exercised in any of three ways:

•	by submitting written notice of revocation to our Secretary;

•	by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the meeting.
If your shares are held in street name, you must contact your broker, nominee or trustee to revoke and vote your proxy.
Quorum.    A quorum of Shareowners is necessary to hold a valid meeting. A quorum will exist if the holders representing a majority of the votes entitled to be cast by the Shareowners at the Annual Meeting are present, in person or by proxy. Broker “non-votes” and abstentions are counted as present at the Annual Meeting for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current New York Stock Exchange rules, nominees would have discretionary voting power for ratification of PricewaterhouseCoopers LLP (Proposal 3), but not for voting on the election of Directors (Proposal 1), the advisory resolution to approve Kellogg’s executive compensation (Proposal 2), or the Shareowner proposals (Proposals 4 and 5).
Required Vote.    Our Board has adopted a majority voting policy which applies to the election of Directors. Under this policy, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to offer his or her resignation following certification of the Shareowner vote. Our Board’s Nominating and Governance Committee would then consider the offer of resignation and make a recommendation to our independent Directors as to the action to be taken with respect to the offer. This policy does not apply in contested elections. For more information about this policy, see “Corporate Governance — Majority Voting for Directors; Director Resignation Policy.”
Under Delaware law, a nominee who receives a plurality of the votes cast at the Annual Meeting will be elected as a Director (subject to the resignation policy described above). The “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as Directors. Thus, the number of shares not voted for the election of a nominee (and the number of “withhold” votes cast with respect to that nominee) will not affect the determination of whether that nominee has received the necessary votes for election under Delaware law. However, the number of “withhold” votes with respect to a nominee will affect whether our Director resignation policy will apply to that individual. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for such person as shall be designated by the Board to replace any such nominee. However, the Board does not anticipate that this will occur.
The affirmative vote of the holders representing a majority of the shares present and entitled to vote at the Annual Meeting is necessary to approve the advisory resolution on Kellogg’s executive compensation (Proposal 2), to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2016 (Proposal 3), and to approve the Shareowner proposals (Proposals 4 and 5).
Shares present but not voted because of abstention will have the effect of a “no” vote on Proposals 2 through 5. If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters (a broker “non-vote”) such as Proposals 1, 2, 4 and 5. Shares subject to a broker “non-vote” will not be considered entitled to vote with respect to Proposals 1, 2, 4 and 5, and will have no effect on the outcome of Proposals 1, 2, 4 and 5. Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.
Other Business.    We do not intend to bring any business before the meeting other than that set forth in the Notice of the Annual Meeting and described in this proxy statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.
Costs.    We pay for the preparation and mailing of the Notice of the Annual Meeting and proxy statement. We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy-soliciting materials to the beneficial owners of the Kellogg common stock at our expense. In addition, we have retained D.F. King & Co., Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation. For these services, we will pay D.F. King & Co., Inc. a fee of $15,500, plus reasonable expenses.
Directions to Annual Meeting.    To obtain directions to attend the Annual Meeting and vote in person, please contact Investor Relations at (269) 961-2800 or at investor.relations@kellogg.com.

SECURITY OWNERSHIP

Five Percent Holders.    The following table shows each person who, based upon their most recent filings or correspondence with the SEC, beneficially owns more than 5% of our common stock.

Beneficial Owner/Address	Shares Beneficially Owned		Percent of Class on December 31, 2015
W.K. Kellogg Foundation Trust(1) c/o The Bank of New York Mellon Corporation One Wall Street New York, NY 10286	74,412,798	(2)	21.3%
KeyCorp 127 Public Square Cleveland, OH 44114-1306	27,155,582	(3)	7.8%
Gordon Gund 14 Nassau Street Princeton, NJ 08542-4523	27,012,860	(4)	7.7%

(1)
According to a Schedule 13G/A filed with the SEC on February 11, 2016, the W.K. Kellogg Foundation Trust (the “Kellogg Trust”) shares voting and investment power with the W.K. Kellogg Foundation (the “Kellogg Foundation”) and the trustees of the Kellogg Trust with respect to 69,774,190 shares of Kellogg Company, or 19.9% of our outstanding shares on December 31, 2015. As of that date, the trustees of the Kellogg Trust were John Bryant, Fred Keller, La June Montgomery Tabron and The Bank of New York Mellon Trust Company, N.A. The Kellogg Foundation, a Michigan charitable corporation, is the sole beneficiary of the Kellogg Trust. Under the agreement governing the Kellogg Trust (the “Agreement”), at least one trustee of the Kellogg Trust must be a member of the Kellogg Foundation’s Board, and one member of our Board must be a trustee of the Kellogg Trust. The Agreement provides if a majority of the trustees of the Kellogg Trust (which majority must include the corporate trustee) cannot agree on how to vote the Kellogg stock, the Kellogg Foundation has the power to direct the voting of such stock. With certain limitations, the Agreement also provides that the Kellogg Foundation has the power to approve successor trustees, and to remove any trustee of the Kellogg Trust. The shares of Kellogg Company owned directly by Mr. Bryant and Ms. Montgomery Tabron are reflected in the Officer and Director Stock Ownership table below.

(2)
According to a Schedule 13G/A filed with the SEC on February 4, 2016, The Bank of New York Mellon Corporation (“BONYMC”) has sole voting power for 3,805,626 shares, shared voting power for 69,892,115 shares (including those shares beneficially owned by the Kellogg Trust), sole investment power for 4,438,446 shares and shared investment power for 69,918,273 shares (including those shares beneficially owned by the Kellogg Trust). BONYMC, as parent holding company for The Bank of New York Mellon Trust Company, N.A., (“BONY”), as trustee of the Kellogg Trust, shares voting and investment power with the other three trustees with respect to the 69,774,190 shares owned by the Kellogg Trust, which shares are reflected in BONYMC’s totals above. The remaining shares not owned by the Kellogg Trust that are disclosed in the table above represent shares beneficially owned by BONYMC and BONY unrelated to the Kellogg Trust.

(3)
According to a Schedule 13G/A filed with the SEC on February 12, 2016, KeyCorp, as trustee for certain Gund family trusts, including the trusts discussed under (4) below, as well as other trusts, has sole voting power for 51,833 shares, shared voting power for 6,764 shares, sole investment power for 27,118,705 shares and shared investment power for 30,667 shares.

(4)
According to a Schedule 13G/A filed with the SEC on February 9, 2016, Gordon Gund has sole voting power for 26,992,753 shares, shared voting power for 20,107 shares, sole investment power for 105,532 shares and shared investment power for 20,107 shares. Of the shares over which Gordon Gund has sole voting power, 26,887,221 are held by various trusts for the benefit of certain members of the Gund family, as to which shares Gordon Gund disclaims beneficial ownership.

Officer and Director Stock Ownership.    The following table shows the number of shares of Kellogg common stock beneficially owned as of January 15, 2016, by each Director, each executive officer named in the Summary Compensation Table and all Directors and executive officers as a group.

Name(10)	Shares(1)	Options(2)	Deferred Stock Units(3)	Total Beneficial Ownership(4)	Percentage
Non-NEO Directors
Stephanie A. Burns	5,280	0	1,532	6,812	*
John Dillon(5)	70,481	10,000	0	80,481	*
Gordon Gund(6)	26,982,272	10,000	82,353	27,074,625	7.7%
Zachary Gund(7)	775,208	0	1,789	776,997	*
Jim Jenness	118,010	5,000	11,787	134,797	*
Donald Knauss	24,191	6,931	0	31,122	*
Mary Laschinger	8,948	0	5,382	14,330	*
Ann McLaughlin Korologos	59,244	10,000	22,005	91,249	*
Cynthia Milligan	8,398	0	0	8,398	*
La June Montgomery Tabron(8)	5,280	0	0	5,280	*
Rogelio Rebolledo	21,832	2,534	0	24,366	*
Carolyn M. Tastad	0	0	0	0	*
Noel R. Wallace	0	0	0	0	*
Named Executive Officers
John Bryant (8)	270,895	1,264,399	7,732	1,543,026	*
Paul Norman	64,469	410,066	0	474,535	*
Ron Dissinger	33,726	299,300	0	333,026	*
Alistair Hirst	30,985	106,099	0	137,084	*
Gary Pilnick	52,349	283,433	0	335,782	*
All Directors and executive officers as a group (19 persons)(9)	28,532,769	2,528,529	132,580	31,193,878	8.8%

*	Less than 1%.

(1)
Represents the number of shares beneficially owned, excluding shares which may be acquired through exercise of stock options and units held under our deferred compensation plans. Includes the following number of shares held in Kellogg’s Grantor Trust for Directors and Executives related to the annual grants of deferred shares for Non-Employee Directors, which shares are subject to restrictions on voting and investment: Dr. Burns, 5,280 shares; Mr. Dillon, 42,669 shares; Mr. Gordon Gund, 54,499 shares; Mr. Zachary Gund, 3,351 shares; Mr. Jenness, 14,648 shares; Mr. Knauss, 24,191 shares; Ms. Laschinger, 8,948 shares; Ms. McLaughlin Korologos, 54,199 shares; Ms. Milligan, 7,939; Ms. Montgomery Tabron, 5,280 shares; Mr. Rebolledo, 21,832 shares; and all Directors as a group, 242,836 shares.

(2)	Represents options that were exercisable on January 15, 2016 and options that become exercisable within 60 days of January 15, 2016.

(3)
Represents the number of common stock units held under our deferred compensation plans as of January 15, 2016. For additional information, refer to “2015 Director Compensation and Benefits — Elective Deferral Program” and “Compensation Discussion and Analysis — Compensation Policies — Deductibility of Compensation and Other Related Issues” for a description of these plans.

(4)	None of the shares listed have been pledged as collateral.

(5)	Includes 250 shares held for the benefit of a son, over which shares Mr. Dillon disclaims beneficial ownership.

(6)
Includes: (i) 26,887,221 shares held by various trusts for the benefit of certain members of the Gund family over which shares Mr. Gordon Gund has sole voting power; (ii) 10,107 shares held in trusts, of which Mr. Gordon Gund and his wife are co-trustees and share voting and investment power; and (iii) 10,000 shares owned by Mr. Gordon Gund’s wife. Gordon Gund disclaims beneficial ownership of the shares beneficially owned by the Gund family trusts and his wife.

(7)
Includes: (i) 218,657 shares held by a trust for the benefit of Mr. Zachary Gund and certain members of his family, of which Mr. Zachary Gund is one of several trustees; (ii) 9,200 shares held in a trust for the benefit of certain members of Mr. Zachary Gund’s family, of which a family member of Mr. Zachary Gund’s is the trustee; and (iii) 544,000 shares held in family partnerships, the partners of which include a trust for the benefit of Mr. Zachary Gund and he serves as a manager of these partnerships. As a result of these relationships, Mr. Zachary Gund may have voting and dispositive power over all such shares. Mr. Zachary Gund disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

(8)
Does not include shares owned by the Kellogg Trust, as to which Mr. Bryant and Ms. Montgomery Tabron, as trustees of the Kellogg Trust as of the date of this table, share voting and investment power, or shares as to which the Kellogg Trust or the Kellogg Foundation have a current beneficial interest.

(9)
Includes 26,887,221 shares held by various trusts, over which the applicable Director has voting power; 10,107 shares held in trusts, of which the applicable Director and spouse share voting and investment power; 10,000 shares owned by the applicable Director’s spouse; 250 shares owned by or held for the benefit of children, over which the applicable Director, or executive officer disclaims beneficial ownership; 218,657 shares held by a trust for the benefit of the applicable Director and certain family members, of which the applicable Director disclaims beneficial ownership except to the extent of the applicable Director’s pecuniary interest; 9,200 shares held in a trust for the benefit of certain family members of the applicable Director, of which the applicable Director disclaims beneficial ownership except to the extent of the applicable Director’s pecuniary interest; 544,000 shares held in family partnerships, of which the applicable Director disclaims beneficial ownership except to the extent of the applicable Director’s pecuniary interest; and 8,110 shares held in our Savings & Investment Plans; and 13,357 restricted shares, which contain some restrictions on investment.

(10)	Dr. Carson resigned from the Board during 2015.
Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers, and greater-than-10% Shareowners to file reports with the SEC. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports and written certifications provided to us, we believe that the filing requirements for all of these reporting persons were complied with during fiscal 2015.

CORPORATE GOVERNANCE

Board-Adopted Corporate Governance Guidelines.    We operate under corporate governance principles and practices (the “Corporate Governance Guidelines") that are designed to maximize long-term Shareowner value, align the interests of the Board and management with those of our Shareowners and promote high ethical conduct among our Directors and employees. The Corporate Governance Guidelines include the following:

•
A majority of the Directors, and all of the members of the Audit Committee, Compensation and Talent Management Committee ("C&T Committee"), and Nominating and Governance Committee, are required to meet the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission.

•
One of the Directors is designated a Lead Director, who chairs and may call executive session meetings of the independent, non-employee Directors, approves proposed meeting agendas and schedules, and establishes a method for Shareowners and other interested parties to communicate with the Board.

•	The Board reviews CEO succession planning at least once per year.

•	The Board and each Board committee have the power to hire independent legal, financial or other advisors as they may deem necessary, at our expense.

•	Non-employee Directors meet in executive session at least three times annually.

•	The Board and Board committees conduct annual self-evaluations.

•
The independent members of the Board use the recommendations from the Nominating and Governance Committee and C&T Committee to conduct an annual review of the CEO’s performance and determine the CEO’s compensation.

•
Non-employee Directors who change their principal responsibility or occupation from that held when they were elected shall offer his or her resignation for the Board to consider the continued appropriateness of Board membership under the circumstances.

•	Directors have access to Kellogg officers and employees.

•	Continuing education is provided to Directors consistent with our Board education policy.

•
No Director may be nominated for a new term if he or she would be seventy-two or older at the time of election, unless the Board determines that it is in the best interest of Kellogg to re-nominate the independent Director for additional terms due to his or her unique capabilities or special circumstances.

•	No Director shall serve as a director, officer or employee of a competitor.

•	No Director should serve on more than four other boards of public companies in addition to Kellogg.

•
All Directors are expected to comply with stock ownership guidelines for Directors, under which they are generally expected to hold at least five times their annual cash retainer in stock and stock equivalents.

Board Leadership Structure; Communication with the Board.    The following section describes Kellogg’s Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices.
Our Board is composed of twelve independent Directors, and Mr. Bryant, our current Chairman of the Board and CEO, and Mr. Jenness (who was our Executive Chairman until June 2014). Two of our independent directors, Mr. Gordon Gund and Ms. Ann McLaughlin Korologos, will be retiring at our 2016 Annual Meeting of Shareowners. In 2015, the Board had six standing Committees: (i) Audit, (ii) C&T, (iii) Nominating and Governance, (iv) Manufacturing, (v) Social Responsibility and Public Policy, and (vi) Executive. The Audit, C&T, and Nominating and Governance committees are composed solely of independent Directors, each with a different independent Director serving as committee chair. We believe that the mix of experienced independent and management Directors that make up our Board, along with the independent role of our Lead Director and our independent Board Committee composition, benefits Kellogg and its Shareowners.
The Board believes that it is beneficial to Kellogg and its Shareowners to designate one of the Directors as a Lead Director. The Lead Director serves a variety of roles, including reviewing and approving Board agendas, meeting materials and schedules to confirm the appropriate Board and committee topics are reviewed and sufficient time is allocated to each; serving as liaison between the Chairman and CEO and non-management Directors (however, each Director has direct and regular access to the Chairman and CEO); presiding at the executive sessions of independent Directors and at all other meetings of the Board of Directors at which the Chairman of the Board is not present; and calling an executive session of independent Directors at any time, consistent with the Corporate Governance Guidelines. Gordon Gund, an independent Director and the Chairman of the Nominating and Governance Committee, is currently our Lead Director. Mr. Gordon Gund will be retiring at our 2016 Annual Meeting of Shareowners. Don Knauss, an independent Director, will be assuming the role of Lead Director and Chairman of the Nominating and Governance Committee upon Mr. Gordon Gund's retirement. Mr. Knauss joined the Nominating and Governance Committee in April 2015 and, since that time, Mr. Gordon Gund and Mr. Knauss have worked together to ensure an orderly transition of the roles of Lead Director and Chairman of the Nominating and Governance Committee. Mr. Knauss will be an effective Lead Director for Kellogg due to, among other things, his independence, his board leadership experience as Chairman and Executive Chairman of The Clorox Company, strong strategic and financial acumen, commitment to ethics, extensive knowledge of the retail environment and branded consumer products, and deep understanding of Kellogg and its business obtained while serving as a Kellogg Director. Mr. Gordon Gund may be contacted at gordon.gund@kellogg.com until April 29, 2016 and Mr. Knauss may be contacted at donald.knauss@kellogg.com. Any communications which Shareowners or interested parties may wish to send to the Board may be directly sent to Mr. Gordon Gund until April 29, 2016 or to Mr. Knauss thereafter at these e-mail addresses.
The Board regularly reviews the Company's strategy, including reviews of key components of the strategy throughout the year. In 2015, the Board participated in the development of the 2020 Growth Strategy, which was publicly presented at Kellogg's 2015 "Day at K" Investor Day in November 2015. The Company also regularly communicates with its Shareowners through its Shareowner outreach program. A regular topic in those discussions is Company strategy. Shareowner insights are provided to the full Board and its Committees as part of its decision making process.
With respect to the roles of Chairman and CEO, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Mr. Bryant became CEO in January 2011 and for the first three years of his tenure as CEO, the roles of Chairman and CEO were separate. On July 1, 2014, the Chairman and CEO roles were combined, with the Board electing Mr. Bryant as Chairman of the Board. The Board believes that the combined roles of Chairman and CEO, together with the separate role of our Lead Director, is currently the most effective leadership structure for Kellogg for many reasons, including Mr. Bryant’s extensive knowledge of our business, operations, and risks acquired in his various roles at Kellogg including as CEO, which gives him the insight necessary to combine the responsibilities of strategic development along with management of day-to-day operations and execution. As stated in the Corporate Governance Guidelines, the Board believes that the combination or separation of these offices should continue to be considered as part of the succession planning process.
Our Board conducts an annual evaluation to determine whether it and its Committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be appropriate for Kellogg and its Shareowners. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate. We believe that Kellogg, like many U.S. companies, has been well-served by this flexible leadership structure.
Board Oversight of Enterprise Risk.    The Board utilizes our Enterprise Risk Management ("ERM") process to assist in fulfilling its oversight of our risks. Management, who is responsible for day-to-day risk management, conducts a formal risk assessment of Kellogg’s business annually. The risk assessment process is global in nature and has been developed to identify and assess Kellogg’s current and emerging risks, including the nature of the risk, as well as to identify steps to mitigate and manage the controllable aspects of each risk. Several hundred of our key business leaders, functional heads and other managers are surveyed and/or interviewed to develop this information.

While risk oversight is a full Board responsibility, the responsibility for monitoring the ERM process has been delegated to the Audit Committee. As such, one of the leaders of the ERM process is the Vice President, Internal Audit, who reports directly to the Chair of the Audit Committee. The Audit Committee and the full Board at each of their regularly scheduled meetings receive an update on the key enterprise risks, including current status and action items.
The results of the risk assessment are reviewed with the Audit Committee and the full Board. The centerpiece of the assessment is the discussion of key risks which includes the potential magnitude and likelihood of each risk. As part of the process for assessing each risk, management identifies the nature of the risk, the senior executive responsible for managing the risk, the potential impact of the risk, management’s initiatives to manage the risk, the most recent Board or Committee update, and the timing of the next scheduled Board or Committee review.
The results of the risk assessment are then integrated into the Board’s processes. Oversight responsibility for each risk is allocated among the full Board and its Committees, and specific Board and Committee agendas are developed accordingly. Each Committee chair works directly with Kellogg’s key senior executive responsible for the matters allocated to the Committee to develop agenda topics, review materials to be discussed with the Committee, and otherwise discuss those topics relating to the particular Committee. Through this process, each key risk is reviewed at least annually, with many topics reviewed on several occasions throughout the year.
Due to the dynamic nature of risk and the business environment generally, at every Audit Committee meeting, the Company provides a status report on all key enterprise risks, and periodically provides a more in depth report on select topics. In addition, adjustments are made to Board and Committee agendas throughout the year so that enterprise risks are reviewed at the relevant times. This process facilitates the Board’s ability to fulfill its oversight responsibilities of Kellogg’s risks.
Majority Voting for Directors; Director Resignation Policy.    In an uncontested election of Directors (that is, an election where the number of nominees is equal to the number of seats open) any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to the Nominating and Governance Committee (following certification of the Shareowner vote) for consideration in accordance with the following procedures.
The Nominating and Governance Committee would promptly consider such resignation and recommend to the Qualified Independent Directors (as defined below) the action to be taken with respect to such offered resignation, which may include: (1) accepting the resignation; (2) maintaining the Director but addressing what the Qualified Independent Directors believe to be the underlying cause of the withheld votes; (3) determining that the Director will not be renominated in the future for election; or (4) rejecting the resignation. The Nominating and Governance Committee would consider all relevant factors including, without limitation: (a) the stated reasons why votes were withheld from such Director; (b) any alternatives for curing the underlying cause of the withheld votes; (c) the tenure and qualifications of the Director; (d) the Director’s past and expected future contributions to Kellogg; (e) our Director criteria; (f) our Corporate Governance Guidelines; and (g) the overall composition of the Board, including whether accepting the resignation would cause Kellogg to fail to meet any applicable SEC or NYSE requirement.
The Qualified Independent Directors would act on the Nominating and Governance Committee’s recommendation no later than 90 days following the date of the Shareowners’ meeting where the election occurred. In considering the Nominating and Governance Committee’s recommendation, the Qualified Independent Directors would consider the factors considered by the Nominating and Governance Committee and such additional information and factors the Board believes to be relevant. Following the Qualified Independent Directors’ decision, Kellogg would promptly disclose in a current report on Form 8-K the decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached or, if applicable, the reasons for rejecting the tendered resignation).
To the extent that a resignation is accepted, the Nominating and Governance Committee would recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.
Any Director who tenders his or her resignation pursuant to this provision would not participate in the Nominating and Governance Committee’s recommendation or Qualified Independent Directors’ consideration regarding whether to accept the tendered resignation. Prior to voting, the Qualified Independent Directors would afford the Director an opportunity to provide any information or statement that he or she deems relevant. If a majority of the members of the Nominating and Governance Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the remaining Qualified Independent Directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) would consider the matter directly or may appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations that would make the recommendation to the Board whether to accept or reject them.
For purposes of this policy, the term “Qualified Independent Directors” means:

•	All Directors who (1) are independent Directors (as defined in accordance with the NYSE Corporate Governance Rules) and (2) are not required to offer their resignation in accordance with this policy.

•
If there are fewer than three independent Directors then serving on the Board who are not required to offer their resignations in accordance with this policy, then the Qualified Independent Directors shall mean all of the independent Directors and each independent Director who is required to offer his or her resignation in accordance with this Policy shall recuse himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.

Director Independence.    The Board has determined that all current Directors (other than Mr. Bryant and Mr. Jenness) are independent based on the following standards: (a) no entity (other than a charitable entity) of which such a Director is an employee in any position or any immediate family member (as defined) is an executive officer, made payments to, or received payments from, Kellogg and its subsidiaries in any of the 2015, 2014, or 2013 fiscal years in excess of the greater of (1) $1,000,000 or (2) two percent of that entity’s annual consolidated gross revenues; (b) no such Director, or any immediate family member employed as an executive officer of Kellogg or its subsidiaries, received in any twelve month period within the last three years more than $120,000 per year in direct compensation from Kellogg or its subsidiaries, other than Director and committee fees and pension or other forms of deferred compensation for prior service not contingent in any way on continued service; (c) Kellogg did not employ such Director in any position, or any immediate family member as an executive officer, during the past three years; (d) no such Director was a current partner or employee of a firm that is Kellogg’s internal or external auditor (“Auditor”), no immediate family member of such Director was a current partner of the Auditor or an employee of the Auditor who personally worked on our audit, and no Director or immediate family member of such Director was during the past three years a partner or employee of the Auditor and personally worked on our audit within that time; (e) no such Director or immediate family member served as an executive officer of another company during the past three years at the same time as a current executive officer of Kellogg served on the compensation committee of such company; and (f) no other material relationship exists between any such Director and Kellogg or our subsidiaries.
The Board also considers from time to time commercial ordinary-course transactions as it assesses independence status, including transactions relating to selling product and marketing arrangements. The Board has concluded that these transactions did not impair Director independence for a variety of reasons including that the amounts in question were considerably under the thresholds set forth in our independence standards and the relationships were not deemed material.
Shareowner Recommendations for Director Nominees.    The Nominating and Governance Committee will consider Shareowner nominations for membership on the Board. For the 2017 Annual Meeting of Shareowners, nominations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49017, which will forward them to the Chairman of the Nominating and Governance Committee. Recommendations must be in writing and we must receive the recommendation not earlier than November 10, 2016 and not later than December 10, 2016. Recommendations must also include certain other requirements specified in our bylaws.
When filling a vacancy on the Board, the Nominating and Governance Committee identifies the desired skills and experience of a new Director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current Directors. The Nominating and Governance Committee may, as it has done in the past, engage third parties to assist in the search and provide recommendations. Also, Directors are generally asked to recommend candidates for the position. The candidates would be evaluated based on the process outlined in the Corporate Governance Guidelines and the Nominating and Governance Committee charter, and the same process would be used for all candidates, including candidates recommended by Shareowners.
Shareowner Nomination of Director Candidates for Inclusion in Proxy Statement for Annual Meeting.    In February 2016, our Board amended our bylaws to implement proxy access. As amended, our bylaws permit a Shareowner, or a group of up to 20 Shareowners, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to the greater of two individuals or 20% of the Board, provided that the Shareowner(s) and the nominee(s) satisfy the requirements specified in the bylaws. For the 2017 Annual Meeting of Shareowners, nominations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49017-3534. Any such nomination must be received by us not earlier than October 11, 2016 and not later than November 10, 2016. Any such nomination must meet the other requirements set forth in our bylaws.
Attendance at Annual Meetings.    All incumbent Directors are expected to attend the Annual Meeting of Shareowners. All of our then incumbent Directors attended the 2015 Annual Meeting of Shareowners.
Code of Conduct/Ethics.    We have adopted the Code of Conduct for Kellogg Company Directors and Global Code of Ethics for Kellogg Company employees (including the CEO, CFO, other named executive officers, and corporate controller). Any amendments to or waivers of the Global Code of Ethics applicable to our CEO, CFO or corporate controller will be posted on www.kelloggcompany.com. There were no amendments to or waivers of the Global Code of Ethics in 2015.
Availability of Corporate Governance Documents.    Copies of the Corporate Governance Guidelines, the Charters of the Audit, C&T, and Nominating and Governance Committees of the Board, the Code of Conduct for Kellogg Company Directors, and Global Code of Ethics for Kellogg Company employees can be found on the Kellogg Company website at www.kelloggcompany.com under “Investor Relations”, then “Corporate Governance.” Shareowners may also request a free copy of these documents from: Kellogg Company Consumer Affairs, P.O. Box CAMB, Battle Creek, Michigan 49016 (phone: (800) 962-1413), the Investor Relations Department at that same address (phone: (269) 961-2800) or investor.relations@kellogg.com.

BOARD AND COMMITTEE MEMBERSHIP

The Board routinely reviews Board composition to ensure that it has the right balance of skills to fulfill its oversight obligations for Shareowners. As part of that process, the Nominating and Governance Committee and the Board consider current tenure and potential retirements. Over the last several years our Board has been refreshing naturally, including five new Directors since the beginning of 2014.
The Board had the following standing committees in 2015: (i) Audit; (ii) C&T; (iii) Nominating and Governance; (iv) Manufacturing; (v) Social Responsibility and Public Policy; and (vi) Executive.
The Board held ten meetings in 2015. All of the incumbent Directors attended at least 75% of the total number of meetings of the Board and of all Board committees of which the Directors were members during 2015 that were held while such Directors were on the Board.
The table below provides 2015 membership and meeting information for each Board committee as of January 2, 2016 (last day of fiscal year):

Name(4)	Audit	Compensation and Talent Management	Nominating and Governance	Manufacturing	Social Responsibility and Public Policy	Executive
John Bryant(1)						Chair
Stephanie A. Burns	✓		✓	✓
John Dillon	✓	Chair	✓	✓		✓
Gordon Gund		✓	Chair			✓
Zachary Gund	✓			✓
Jim Jenness				✓	✓
Don Knauss	✓		✓	Chair		✓
Mary Laschinger	✓		✓	✓
Ann McLaughlin Korologos		✓	✓		Chair	✓
Cynthia Milligan		✓			✓
La June Montgomery Tabron				✓	✓
Rogelio Rebolledo	Chair	✓				✓
Carolyn M. Tastad(2)		✓
Noel R. Wallace(3)	✓
2015 Meetings Held	5	4	5	4	3	0

(1)	Mr. Bryant is not a formal member of any committee (other than Executive) and attends all meetings, other than portions of those meetings held in executive session of independent Directors.

(2)	Ms. Tastad was elected as Director, and her initial term commenced on December 1, 2015.

(3)	Mr. Wallace was elected as Director, and his initial term commenced on October 1, 2015.

(4)
Dr. Carson resigned from the Board during 2015. Consequently, he is not included in the table above because he was not a member of the Board as of January 2, 2016. During 2015, Dr. Carson served on the C&T, Nominating and Governance, and Social Responsibility and Public Policy Committees.

Audit Committee.    Pursuant to a written charter, the Audit Committee, among other things, assists the Board in monitoring the integrity of our financial statements, the independence and performance of our independent registered public accounting firm, the performance of our internal audit function, our ERM process, our compliance with legal and regulatory requirements, and other related matters. The Audit Committee, or its Chair, also pre-approves all audit, internal control-related and permitted non-audit engagements and services by the independent registered public accounting firm and their affiliates. It also discusses and/or reviews specified matters with, and receives specified information or assurances from,

Kellogg management and the independent registered public accounting firm. The Committee also has the sole authority to appoint, subject to Shareowner ratification, or replace the independent registered public accounting firm, which directly reports to the Audit Committee, and is directly responsible for the compensation and oversight of the independent registered public accounting firm. Mr. Rebolledo, the Chair of the Audit Committee, has been determined by the Board to be an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of SEC Regulation S-K.  Each of the Committee members meets the independence requirements of the New York Stock Exchange.
Compensation and Talent Management Committee.    Pursuant to a written charter, the C&T Committee, among other things: (a) reviews and approves the compensation philosophy and principles for senior executives; (b) reviews and makes recommendations for the compensation of senior management personnel and monitors overall compensation for senior executives, including reviewing risks arising from Kellogg’s compensation policies and practices; (c) reviews and recommends the compensation of the CEO; (d) reviews talent development, succession, diversity and inclusion, and employment programs; (e) has sole authority to retain or terminate any compensation consultant or other advisor used to evaluate senior executive compensation; (f) oversees and administers employee benefit plans to the extent provided in those plans; (g) reviews with management employment and employment-related matters; and (h) reviews trends in management compensation. The Committee may form and delegate authority to subcommittees or the Chair when appropriate.
The C&T Committee, or its Chair, also approves all engagements and services to be performed by any consultants or advisors to the Committee. To assist the Committee in discharging its responsibilities, the Committee has retained an independent compensation consultant — Frederic W. Cook (“Cook & Co.”). The consultant reports directly to the C&T Committee. Prior to retaining any such consultant, or other advisor, the Committee must consider whether the work of such consultant or other advisor would raise a conflict of interest according to the independence factors enumerated by the New York Stock Exchange, as well as any other factors the Committee determines to be relevant. Other than the work it performs for the C&T Committee and the Board, Cook & Co. does not provide any consulting services to Kellogg or its executive officers. For additional information about the independence of the Committee’s consultant, refer to “Compensation Discussion and Analysis — Compensation Approach — Independence.”
The Board has determined that each member of the C&T Committee meets the definition of independence under our Corporate Governance Guidelines and the requirements of the New York Stock Exchange and further qualifies as a non-employee Director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The members of the Committee are not current or former employees of Kellogg, are not eligible to participate in any of our executive compensation programs, do not receive compensation that would impair their ability to make independent judgments about executive compensation, and are not “affiliates” of the Company, as defined under Rule 10c-1 under the Securities Exchange Act of 1934. Additionally, the composition of the Committee is designed to meet the tax deductibility criteria included in Section 162(m) of the Internal Revenue Code.
The C&T Committee is charged with overseeing the review and assessment of risks arising from Kellogg’s compensation policies and practices. This includes the Committee's annual review of our compensation program for design features considered to encourage excessive risk taking and Kellogg’s approach to those features. As part of its review, the Committee also assesses perspectives from independent experts and regulators. Kellogg uses a number of approaches to mitigate excessive risk taking, including significant weighting towards long-term incentive compensation, emphasizing qualitative goals in addition to a variety of quantitative metrics, and equity ownership guidelines. As a result of this review, together with input from the independent compensation consultant, the C&T Committee determined that the risks arising from Kellogg’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Kellogg.
For additional information about the C&T Committee’s processes for establishing and overseeing executive compensation, refer to “Compensation Discussion and Analysis — Compensation Approach.”
Manufacturing Committee. Pursuant to a written charter, the Manufacturing Committee, among other things, assists the Board in discharging its oversight responsibilities with respect to topics relating to Kellogg’s manufacturing and supply chain practices, with the primary focus on Kellogg’s food quality and safety, manufacturing facility operations, people and labor strategies, and capital projects. As it deems appropriate, the Committee reviews policies, programs and practices, and provides strategic advice and counsel concerning the matters set forth above including, but not limited to, food safety, employee health and safety, capacity utilization and planning, contingency planning, productivity programs, commodity purchasing and hedging programs, people utilization and people and labor strategies.
Nominating and Governance Committee. Pursuant to a written charter, the Nominating and Governance Committee, among other things, assists the Board by (a) identifying and reviewing the qualifications of candidates for Director and in determining the criteria for new Directors; (b) recommending nominees for Director to the Board; (c) recommending committee assignments; (d) reviewing annually the Board’s compliance with the Corporate Governance Guidelines; (e) reviewing annually the Corporate Governance Guidelines and recommends changes to the Board; (f) monitoring the performance of Directors and conducting performance evaluations of each Director before the Director’s re-nomination to the Board; (g) administering the annual evaluation of the Board; (h) providing annually an evaluation of CEO performance used by the independent members of the Board in their annual review of CEO performance; (i) considering and evaluating potential waivers of the Code of Conduct for Directors and Global Code of Ethics for senior officers (for which there were none in 2015); (j) making a report to the Board on CEO succession planning at least annually; (k) providing an annual review of the independence of Directors to the Board; (l) reviewing and recommending to the Board responses to Shareowner proposals; and (m) reviewing Director compensation. The Chair of the Nominating and Governance Committee, as Lead Director, also presides at executive sessions of independent Directors of the Board. Each of the Nominating and Governance Committee members meets the independence requirements of the New York Stock Exchange.
Social Responsibility and Public Policy Committee.    Pursuant to a written charter, the Social Responsibility and Public Policy Committee, among other things, assists the Board in discharging its oversight responsibilities with respect to certain social and public policy issues. The Committee reviews the Company's policies, programs and practices concerning public policy, government relations, philanthropic activities/charitable contributions, sustainability and related topics. The Committee is particularly focused on the intersection of philanthropy, public policy, and sustainability and the Company's goals.
Executive Committee.    Pursuant to a written charter, the Executive Committee is generally empowered to act on behalf of the Board between meetings of the Board, with some exceptions.

PROPOSAL 1 — ELECTION OF DIRECTORS

For more than 100 years, consumers have counted on Kellogg for great-tasting, high-quality and nutritious foods. Kellogg is the world’s leading producer of cereal, second largest producer of cookies and crackers, and a leading producer of savory snacks and frozen foods. Additional product offerings include toaster pastries, cereal bars, fruit-flavored snacks and veggie foods. Kellogg products are manufactured and marketed globally. As such, we believe that in order for our Board to effectively guide Kellogg to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve Kellogg and our Shareowners, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, and strategy and strategic planning. In addition, the Board must have specific knowledge related to Kellogg’s industry, such as expertise in branded consumer products and consumer dynamics, health and nutrition, innovation / research and development, international markets, manufacturing and supply chain, marketing, regulatory and government affairs, the retail environment, and sales and distribution.
The Nominating and Governance Committee believes that all Directors must, at a minimum, meet the criteria set forth in the Board’s Code of Conduct and the Corporate Governance Guidelines, which specify, among other things, that the Nominating and Governance Committee will consider criteria such as independence, diversity, age, skills and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Nominating and Governance Committee considers a nominee’s differences in viewpoint, professional experience, background, education, skill, age, race, gender and national origin. The Nominating and Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. The Committee seeks a diverse Board that is representative of our global business, Shareowners, consumers, customers, and employees. While the Nominating and Governance Committee carefully considers diversity when considering directors, it has not established a formal policy regarding diversity. The Nominating and Governance Committee also will consider a combination of factors for each director, including whether the nominee (1) has the ability to represent all Shareowners without a conflict of interest; (2) has the ability to work in and promote a productive environment; (3) has sufficient time and willingness to fulfill the substantial duties and responsibilities of a Director; (4) has demonstrated the high level of character and integrity that we expect; (5) possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a multi-national, publicly-traded company; and (6) has the ability to apply sound and independent business judgment.
The Nominating and Governance Committee has determined that all of our Directors meet the criteria and qualifications set forth in the Board’s Code of Conduct, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each Director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our Shareowners: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our Directors have the mature confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of the business and social realities of the global environment in which Kellogg operates, the independence and high performance standards necessary to fulfill the Board's oversight function, and the humility and style to interface openly and constructively with other Directors. Finally, the Director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for Kellogg and its Shareowners, and guide the long-term sustainable, dependable performance of Kellogg.
Our amended restated certificate of incorporation and bylaws provide that the Board shall be composed of not less than seven and no more than fifteen Directors divided into three classes as nearly equal in number as possible, and that each Director shall be elected for a term of three years with the term of one class expiring each year. The Board prefers approximately twelve members, but is willing to expand the Board in order to add an outstanding candidate or to prepare for departures of Directors.
Four Directors have been nominated for re-election at the 2016 Annual Meeting to serve for a term ending at the 2019 Annual Meeting of Shareowners, and the proxies cannot be voted for a greater number of persons than the number of nominees named. There are currently fourteen members of the Board. In accordance with our retirement policy for directors, Mr. Gordon Gund and Ms. McLaughlin Korologos are not standing for re-election and will retire from the Board in connection with the 2016 Annual Meeting. At such time, the size of the Board will be reduced to twelve members.
The Board recommends that the Shareowners vote “FOR” the following nominees: Mary Laschinger, Cynthia Hardin Milligan, Carolyn Tastad, and Noel Wallace. Each nominee was recommended for re-election by the Nominating and Governance Committee for consideration by the Board and proposal to the Shareowners. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
We have a balanced Board which individually possesses the leadership and character commensurate with the role of director, and which collectively possesses the mix of skills necessary to provide appropriate oversight of a company the size and complexity of Kellogg. In addition, the Board possesses a strong mix of experienced and newer directors. The following skills have been identified by the Board as core competencies:

Accounting and Financial Acumen	Branded Consumer Products / Consumer Dynamics	Crisis Management	Health and Nutrition	Innovation / Research and Development
International and Emerging Markets	People Management	Manufacturing and Supply Chain	Marketing	Regulatory / Government
Retail Environment	Risk Management	Sales and Distribution	Social Responsibility	Strategy / Strategic Planning
The Director biographies highlight five of these competencies that each Director possesses.
Nominees for Election for a Three-Year Term Expiring at the 2019 Annual Meeting.
MARY LASCHINGER. Ms. Laschinger, age 55, has served as a Kellogg Director since October 2012. She is Chairman of the Board and CEO of Veritiv Corporation. Previously, Ms. Laschinger served as Senior Vice President of International Paper Company from 2007 to June 2014, and as President of the xpedx distribution business from January 2010 to June 2014. She also served as President of the Europe, Middle East, Africa and Russia business at International Paper, Vice President and General Manager of International Paper’s Wood Products and Pulp businesses, as well as in other senior management roles in sales, marketing, manufacturing and supply chain at International Paper.
As a result of these professional and other experiences, Ms. Laschinger possesses particular knowledge and experience in a variety of areas, including branded consumer products and consumer dynamics, accounting and financial acumen, international and emerging markets, manufacturing and supply chain, sales and distribution, and has public company board experience that strengthens the Board’s collective knowledge, capabilities and experience.
CYNTHIA HARDIN MILLIGAN. Ms. Milligan, age 69, has served as a Kellogg Director since February 2013. She is Dean Emeritus of the College of Business Administration at the University of Nebraska-Lincoln. She also served as a director, Omaha Branch, of the Kansas City Federal Reserve from 2002 to 2007. Prior to joining the University of Nebraska, Ms. Milligan was past President and Chief Executive officer of Cynthia Milligan & Associates, from 1991 to 1998. She served as Director of Banking and Finance for the State of Nebraska from 1987 until 1991, and prior to that she was a senior partner at Rembolt, Lodtke, Milligan and Berger in Lincoln, Nebraska. Ms. Milligan is a director of Wells Fargo & Company, Raven Industries, Inc., and 20 Calvert-sponsored mutual funds. She has also served as a member of the board of trustees of W.K. Kellogg Foundation since January 1999.
As a result of these professional and other experiences, Ms. Milligan possesses particular knowledge and experience in a variety of areas, including regulatory and government affairs, accounting and financial acumen, people management, social responsibility, strategy and strategic planning, and public company board experience (including specific experience in credit, risk, governance, and social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

CAROLYN TASTAD. Ms. Tastad, age 54, has served as a Kellogg Director since December 2015. Ms. Tastad is currently Group President, Procter & Gamble North America and has worked at Procter & Gamble since 1983 where she previously served in executive roles in the U.S., Canada, and Switzerland.
The Nominating and Governance Committee reviewed Ms. Tastad’s professional and other experiences, including her particular knowledge and experience in a variety of areas, including branded consumer products and consumer dynamics, people management, sales and distribution, marketing, and strategy and strategic planning. The Nominating and Governance Committee considered Ms. Tastad a candidate for the Board as Ms. Tastad's knowledge and experience would strengthen the Board’s collective knowledge, capabilities and experience.
NOEL WALLACE. Mr. Wallace, age 51, has served as a Kellogg Director since October 2015. Mr. Wallace is currently President of Colgate-Palmolive Latin America and has worked at Colgate-Palmolive since 1987 where he previously served in executive roles in North America, Europe, Latin America, and Africa.
The Nominating and Governance Committee reviewed Mr. Wallace’s professional and other experiences, including his particular knowledge and experience in a variety of areas, including international and emerging markets, accounting and financial acumen, branded consumer products and consumer dynamics, innovation and research and development, and risk management. The Nominating and Governance Committee considered Mr. Wallace a candidate for the Board as Mr. Wallace's knowledge and experience would strengthen the Board’s collective knowledge, capabilities and experience.
Continuing Directors to Serve Until the 2018 Annual Meeting.
JOHN DILLON. Mr. Dillon, age 77, has served as a Kellogg Director since 2000. He is Senior Advisor of Evercore Partners. He retired in October 2003 as Chairman of the Board and CEO of International Paper Company, a position he held since 1996, and retired as Chairman of the Business Roundtable in June 2003. He is a director of Progressive Waste Solutions, Ltd., and within the past five years, he has also served as a director of E. I. du Pont de Nemours and Company.
As a result of these professional and other experiences, Mr. Dillon possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, international and emerging markets, manufacturing and supply chain, sales and distribution, strategy and strategic planning, and has public company board experience (including specific experience in auditing, compensation, governance, and manufacturing oversight) that strengthens the Board’s collective knowledge, capabilities and experience.
ZACHARY GUND. Mr. Zachary Gund, age 45, has served as a Kellogg Director since December 2014. He is a Managing Partner of Coppermine Capital, LLC, which he founded in 2001, where he makes investment decisions and oversees several portfolio companies across many different sectors. His work has spanned both the manufacturing and service industries, including food manufacturing.
As a result of these professional and other experiences, Mr. Zachary Gund possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, branded consumer products and consumer dynamics, manufacturing and supply chain, the retail environment, and sales and distribution that strengthens the Board’s collective knowledge, capabilities and experience. Mr. Zachary Gund is the son of Mr. Gordon Gund.
JIM JENNESS. Mr. Jenness, age 69, has served as a Kellogg Director since 2000. He was our Executive Chairman from February 2005 until June 2014, and served as our CEO from February 2005 through December 30, 2006. He also served as CEO of Integrated Merchandising Systems, LLC, a leader in outsource management of retail promotion and branded merchandising, from 1997 to December 2004. Before joining Integrated Merchandising Systems, Mr. Jenness served as Vice Chairman and COO of the Leo Burnett Company from 1996 to 1997 and, before that, as Global Vice Chairman North America and Latin America from 1993 to 1996. He is lead director of Kimberly-Clark Corporation and a director of Prestige Brands Holdings, Inc. Mr. Jenness also served as a trustee of the W.K. Kellogg Foundation Trust from 2005 to 2015.
As a result of these professional and other experiences, Mr. Jenness possesses particular knowledge and experience in a variety of areas, including branded consumer products and consumer dynamics, health and nutrition, marketing, people management, strategy and strategic planning, and has public company board experience that strengthens the Board’s collective knowledge, capabilities and experience.

DON KNAUSS. Mr. Knauss, age 65, has served as a Kellogg Director since December 2007. Mr. Knauss retired as Executive Chairman of the Board of The Clorox Company in July 2015. He had served as Chairman and CEO of The Clorox Company from 2006 to 2014. He was Executive Vice President of The Coca-Cola Company and President and COO for Coca-Cola North America from February 2004 until September 2006. Previously, he was President of the Retail Division of Coca-Cola North America from January 2003 through February 2004 and President and CEO of The Minute Maid Company, a division of The Coca-Cola Company, from January 2000 until January 2003 and President of Coca-Cola Southern Africa from March 1998 until January 2000. Prior to that, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble, and served as an officer in the United States Marine Corps. In addition, Mr. Knauss is a director of McKesson Corporation and Target Corporation, and within the past five years, he has also served as a director of URS Corporation.
As a result of these professional and other experiences, Mr. Knauss possesses particular knowledge and experience in a variety of areas, including the retail environment, branded consumer products and consumer dynamics, crisis management, manufacturing and supply chain, strategy and strategic planning, and has public company board experience (including specific experience in auditing, manufacturing, and marketing oversight) that strengthens the Board’s collective knowledge, capabilities and experience.
Continuing Directors to Serve Until the 2017 Annual Meeting.
JOHN BRYANT. Mr. Bryant, age 50, has been Chairman of the Board of Kellogg Company since July 2014. In January 2011, he became President and CEO after having served as our Executive Vice President and COO since August 2008. He has been a member of Kellogg Company’s Board of Directors since July 2010. Mr. Bryant joined Kellogg in March 1998, and was promoted during the next eight years to a number of key financial and executive leadership roles. He was appointed Executive Vice President and CFO, Kellogg Company, President, Kellogg International in December 2006. In July 2007, Mr. Bryant was appointed Executive Vice President and CFO, Kellogg Company, President, Kellogg North America and in August 2008, he was appointed Executive Vice President, COO and CFO. Mr. Bryant served as CFO through December 2009. He has also been a trustee of the W. K. Kellogg Foundation Trust since 2015, and is a director of Macy's Inc.
As a result of these professional and other experiences, Mr. Bryant possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, branded consumer products and consumer dynamics, strategy and strategic planning, social responsibility, international and emerging markets, and has public company board experience that strengthens the Board’s collective knowledge, capabilities and experience.
STEPHANIE BURNS, Ph.D. Dr. Burns, age 61, has served as a Kellogg Director since February 2014. Dr. Burns served as CEO of Dow Corning Corporation from 2004 to 2011 and its Chairman from 2006 through 2011. She began her career with Dow Corning in 1983 and later became Dow Corning’s first director of women’s health. Dr. Burns was elected to the Dow Corning Board of Directors in 2001 and elected as President in 2003. Dr. Burns is a director of HP Inc., Corning Incorporated and GlaxoSmithKline plc., and within the past five years, Dr. Burns has also served as a director of Dow Corning Corporation.
As a result of these professional and other experiences, Dr. Burns possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, crisis management, innovation and research and development, manufacturing and supply chain, regulatory and government affairs, and public company board experience (including specific experience in compensation, corporate relations, manufacturing, and social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience.
LA JUNE MONTGOMERY TABRON. Ms. Montgomery Tabron, age 53, has served as a Kellogg Director since February 2014. Ms. Montgomery Tabron was elected President and CEO of the W.K. Kellogg Foundation effective January 2014. She is also a member of the Board of Trustees of the W.K. Kellogg Foundation since January 2014. During her 27 years with the W.K. Kellogg Foundation, she held various positions in finance, including Executive Vice President of Operations and Treasurer from March 2012 to December 2013, COO and Treasurer from January 2010 to February 2012, Vice President of Finance and Treasurer from September 2000 to December 2009, Assistant Vice President of Finance and Assistant Treasurer from September 1997 to September 2000, and Controller from May 1987 to September 1997. Ms. Montgomery Tabron has also been a trustee of the W.K. Kellogg Foundation Trust since 2014.

As a result of these professional and other experiences, Ms. Montgomery Tabron possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, strategy and strategic planning, people management, regulatory and government affairs, social responsibility, and private company board experience (including specific experience in social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience.
ROGELIO REBOLLEDO. Mr. Rebolledo, age 71, has served as a Kellogg Director since October 2008. In 2007, Mr. Rebolledo retired from his position as Chairman of PBG Mexico, the Mexican operations of Pepsi Bottling Group, Inc. He began his 30-year career with PepsiCo Inc. at Sabritas, the salty snack food unit of Frito-Lay International in Mexico. He was responsible for the development of the international Frito-Lay business, first in Latin America and then in Asia and Europe. From 2001 to 2003, he was President and CEO of Frito-Lay International. He also served as President and CEO of Pepsi Bottling Group’s Mexico operations from January 2004 until being named Chairman. Mr. Rebolledo is a director of The Clorox Company, and within the past five years, Mr. Rebolledo has also served as a director of Best Buy Co., Inc.
As a result of these professional and other experiences, Mr. Rebolledo has been determined to be an “Audit Committee Financial Expert” under the SEC’s rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, international and emerging markets, marketing, the retail environment, sales and distribution, and has public company board experience (including specific experience in auditing, compensation, and marketing oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

2015 DIRECTOR COMPENSATION AND BENEFITS

Only non-employee Directors receive compensation for their services as Directors. For information about the compensation of Mr. Bryant, refer to “Executive Compensation” beginning on page 40.
Our 2015 compensation for non-employee Directors was comprised of annual retainers and equity-based grants. The annual pay is designed to attract and retain diverse, highly-qualified, seasoned, and independent professionals to represent all of our Shareowners, and is targeted at the median of our compensation peer group. Refer to “Compensation Discussion and Analysis — Compensation Approach” for a description of the companies that make up our compensation peer group. The Nominating and Governance Committee reviews our Director compensation program on an annual basis with Cook & Co., the independent compensation consultant. Cook & Co. provides counsel to the Committee in a variety of ways, including an in depth study that reports and analyzes the director compensation programs in the compensation peer group to ensure that the program is competitive, consistent with market practice, and designed to attract qualified directors. Although the Nominating and Governance Committee conducts this review on an annual basis, it considers adjustments to Director compensation every other year. In 2015, consistent with the findings in the Cook & Co. assessment, the Company raised the annual cash retainer for the Chair of the C&T Committee from $15,000 to $20,000 and established a $20,000 annual cash retainer for serving as the Lead Director.
Our compensation is designed to create alignment between our Directors and our Shareowners through the use of equity-based grants. In 2015, approximately 60% of non-employee Director pay was in equity and approximately 40% was in cash.
Compensation as of January 2, 2016 (end of fiscal year), for non-employee Directors consisted of the following:

Type of Compensation	Value
Annual Cash Retainer (paid in quarterly installments)	$100,000
Annual Stock Awards Retainer (issued on May 7, 2015)	$150,000
Annual Cash Retainer for Lead Director / Committee Chair:
Lead Director	$20,000
Audit Committee	$20,000
C&T Committee	$20,000
Nominating and Governance	$20,000
All Other Committees (other than Executive Committee where no retainer is paid)	$10,000
Actual annual pay varies somewhat among non-employee Directors based primarily on committee chair responsibilities. To the extent the dollar value of the Annual Stock Awards Retainer exceeds $150,000 at the time of the grant, the excess amount is deducted from the Annual Cash Retainer payments.
Stock Awards.    Stock awards are granted in early May and for non-employee Directors are automatically deferred pursuant to the Kellogg Company Grantor Trust for Non-Employee Directors. Under the terms of the Grantor Trust, shares are available to a Director only upon termination of service on the Board.
Business Expenses.    Kellogg pays for the business expenses related to Directors attending Kellogg meetings, including room, meals and transportation to and from Board and Committee meetings. At times, a Director may travel to and from Kellogg meetings on Kellogg corporate aircraft. Directors are also eligible to be reimbursed for attendance at qualified Director education programs.
Director and Officer Liability Insurance and Travel Accident Insurance.    Director and officer liability insurance (“D&O Insurance”) insures our Directors and officers against certain losses that they are legally required to pay as a result of their actions while performing duties on our behalf. Our D&O Insurance policy does not break out the premium for Directors versus officers and, therefore, a dollar amount cannot be assigned for individual Directors. Travel accident insurance provides benefits to each Director in the event of death or disability (permanent and total) during travel on Kellogg corporate aircraft. Our travel accident insurance policy also covers employees and others while traveling on Kellogg corporate aircraft and, therefore, a dollar amount cannot be assigned for individual Directors.
Elective Deferral Program.    Under the Deferred Compensation Plan for Non-Employee Directors, non-employee Directors may each year irrevocably elect to defer all or a portion of their Board annual cash retainer payable for the following year. The amount deferred is credited to an account in the form of units equivalent to the fair market value of our common stock. If the Board declares dividends, a fractional unit representing the dividend is credited to the account of each participating Director. A participant’s account balance is paid in stock upon termination of service as a Director. The balance is paid in a lump sum or in up to ten annual installments at the election of the Director. In the case of annual installments, dividend equivalents are earned and credited to the participant’s unpaid balance on the date earned until the account is distributed in full.
Minimum Stock Ownership Requirement.    All non-employee Directors are expected to comply with stock ownership guidelines, under which they are expected to hold at least five times the annual cash retainer ($500,000 — five times the $100,000 cash retainer) in stock or stock equivalents, subject to a five-year phase-in period for newly-elected Directors. As of January 2, 2016, all of the non-employee Directors exceeded or were on track to meet this requirement. Mr. Bryant is expected to comply with the stock ownership guidelines described in “Compensation Discussion and Analysis — Compensation Policies — Executive Stock Ownership Guidelines,” which is at least six times annual base salary. Mr. Bryant exceeds his stock ownership guideline.
Discontinued Program. Prior to December 1995, we had a Directors’ Charitable Award Program pursuant to which Kellogg would contribute an aggregate of $1 million upon the death of a Director to organizations of the Directors choice (up to four). In 1995, the Board discontinued this program for Directors first elected after December 1995. In 2015, Mr. Gordon Gund and Ms. McLaughlin Korologos continued to be eligible to participate in this program. We funded the cost of this program for the two eligible Directors through the purchase of insurance policies prior to 2008. We will make cash payments in the future under this program if insurance proceeds are not available at the time of the Director’s death. In 2015, we recognized nonpension postretirement benefits expense associated with this obligation as follows: Mr. Gordon Gund — $23,808 and Ms. McLaughlin Korologos — $21,339. These benefits are not reflected in the Directors’ Compensation Table.

Directors’ Compensation Table
The individual components of the total compensation calculation reflected in the table below are as follows:
Fees and Retainers.    The amounts shown under the heading “Fees Earned or Paid in Cash” consist of annual retainers earned by or paid in cash to our non-employee Directors in 2015.
Stock Awards.    The amounts disclosed under the heading “Stock Awards” consist of the annual grant of deferred shares of common stock, which are placed in the Kellogg Company Grantor Trust for Non-Employee Directors. The dollar amounts for the awards represent the grant-date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Compensation — Stock Compensation).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)	Total ($)
Stephanie Burns	99,998	150,002		—	—	—	—	250,000
John Dillon	119,998	150,002		—	—	—	—	270,000
Gordon Gund	139,998	150,002		—	—	—	—	290,000
Zachary Gund	116,846	208,286	(6)	—	—	—	—	325,132	(6)
Jim Jenness	99,998	150,002		—	—	—	—	250,000
Donald Knauss	109,998	150,002		—	—	—	—	260,000
Mary Laschinger	99,998	150,002		—	—	—	—	250,000
Ann McLaughlin Korologos	109,998	150,002		—	—	—	—	260,000
Cynthia Milligan	99,998	150,002		—	—	—	—	250,000
La June Montgomery Tabron	99,998	150,002		—	—	—	—	250,000
Rogelio Rebolledo	119,998	150,002		—	—	—	—	270,000
Carolyn M. Tastad (7)	8,967	—	(7)	—	—	—	—	8,967	(7)
Noel R. Wallace (8)	33,424	—	(8)	—	—	—	—	33,424	(8)
Benjamin Carson Sr. (9)	50,000	—		—	—	—	—	50,000

(1)
The amount reflects the aggregate dollar amount of all fees earned or paid in cash for services as a non-employee Director. Differences reflect time on the Board during 2015 and cash retainers paid to Committee Chairs and the Lead Director.

(2)
The amount reflects the grant-date fair value calculated in accordance with FASB ASC Topic 718 for the annual grant of 2,360 deferred shares of common stock. Refer to Notes 1 and 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2016. The grant-date fair value of the stock-based awards will likely vary from the actual value the Director receives. The actual value the Director receives will depend on the number of shares and the price of our common stock when the shares or their cash equivalent are distributed. As of January 2, 2016, none of our non-employee Directors was deemed to have outstanding restricted stock awards, because all of those awards vested in prior years. The number of shares of common stock held by each of our Directors is shown under “Security Ownership — Officer and Director Stock Ownership” on page 5 of this proxy statement.

(3)
As of January 2, 2016, these Directors and former Directors had the following stock options outstanding: Benjamin Carson 15,000 options; John Dillon 10,000 options; Gordon Gund 10,000 options; Jim Jenness 5,000 options; Don Knauss 6,931 options; Ann McLaughlin Korologos 10,000 options; and Rogelio Rebolledo 2,534 options. The number of stock options held by our Directors is a function of years of Board service and the timing of exercise of vested awards. These options were granted in previous years as a component of the non-employee Directors’ annual compensation. In December 2008, the Board decided to stop granting stock options to non-employee Directors.

(4)	Kellogg does not have a non-equity incentive plan for non-employee Directors.

(5)	Kellogg does not have a pension plan for non-employee Directors and does not pay above-market or preferential rates on non-qualified deferred compensation for non-employee Directors.

(6)
Mr. Zachary Gund began his initial term as Director on December 1, 2014. The amount reflects the prorated portion of the stock awards granted to Mr. Zachary Gund for his service as Director prior to the 2015 Annual Meeting of Shareowners and the stock awards granted in May 2015 to all of the then-current non-executive Directors.

(7)
Ms. Tastad was elected as Director on August 25, 2015, and her initial term as Director began December 1, 2015. In May 2016, Ms. Tastad will receive a prorated portion of the 2015 stock awards for her service as Director prior to the 2016 Annual Meeting of Shareowners.

(8)
Mr. Wallace was elected as Director on August 25, 2015, and his initial term as Director began October 1, 2015. In May 2016, Mr. Wallace will receive a prorated portion of the 2015 stock awards for his service as Director prior to the 2016 Annual Meeting of Shareowners.

(9)	Dr. Carson resigned as a Director in May 2015. The amount reflects compensation he received for his service as Director until May 2015.

COMPENSATION DISCUSSION AND ANALYSIS

2015 Performance Summary. Our overall trends in 2015 represented a significant year-over-year improvement and momentum built as the year progressed. The Company’s projections for performance in 2016 represent further improvement, building on the foundation created over the past two years. Specifically, the Company's performance exceeded each of the financial targets for the 2015 Annual Incentive Plan (currency-neutral comparable operating profit, currency-neutral comparable net sales, and cash flow). The Company built momentum in our key businesses throughout the year, culminating with fourth quarter currency-neutral comparable net sales growth of 4.2% and currency-neutral comparable operating profit growth of 2.8%. Our U.S. cereal business saw significant improvement throughout the year and ended the year with fourth quarter consumption growth for the Kellogg brand of more than 2% and a category share gain of 70 basis points. In addition, the Company announced 2016 guidance in line with our long-term corporate targets.
This discussion and analysis provides information regarding the compensation program in place for our CEO, CFO, and the three other most highly-compensated executive officers as of the end of fiscal 2015. In this proxy statement, we refer to our CEO, CFO, and the other three individuals as our “named executive officers” or “NEOs.”
In order to present Kellogg’s executive compensation program in a simple and understandable manner, the Compensation Discussion and Analysis ("CD&A") has been organized into the following sections:

I.	Executive Summary – an overview of our compensation program.

II.	Core Principles – the fundamental tenets upon which our compensation program is built, such as pay for performance.

III.	Compensation Approach – the process used to develop plan design, set compensation, and verify that actual pay is consistent with our Core Principles.

IV.	Compensation Plans and Design – the elements of the compensation program and 2015 pay.

V.	Compensation Policies – key policies that govern the operation of the plans.
It is important to read this section in conjunction with the detailed tables and narrative descriptions under “Executive Compensation” beginning on page 40 of this proxy statement.
I.    Executive Summary.    This executive summary highlights core principles of our compensation program and the approach followed by the C&T Committee.
Core Principles. We operate in a robust and challenging industry, where competitive compensation is important. We believe that our executive compensation program for our NEOs should be designed to:

•	provide a competitive level of total compensation necessary to attract and retain talented and experienced executives;

•	appropriately motivate our NEOs to contribute to our short- and long-term success; and

•	help drive long-term total return for our Shareowners.
Accordingly, the Core Principles that underpin our executive compensation program include Pay for Performance, Shareowner Alignment, Values-Based and Mitigating Risk. A detailed description of these principles is included in this CD&A, and the following is a brief overview of each.
Pay for Performance. Our compensation program is designed to have a significant portion of an NEO’s actual compensation linked to Kellogg’s actual performance. We accomplish this by utilizing “performance-based” pay programs like our annual incentive plan, stock option plan and three-year executive performance plan, and by limiting perquisites.
Shareowner Alignment. We align the interest of our NEOs with Shareowners by encouraging our NEOs to have a meaningful personal financial stake in Kellogg. We gain this alignment by maintaining stock ownership guidelines, having a significant portion of an NEO’s target compensation stock-based, and using compensation plan goals that are tied to key financial metrics of Kellogg. In addition, our C&T Committee reviews ‘total shareowner return’ as a key financial metric when reviewing performance to verify our pay for performance connection.
Values-Based. Our NEOs are evaluated on the behaviors they exhibit as they drive results. The compensation program links the “what” each NEO contributes as well as “how” an NEO makes those contributions.
Mitigating Risk. Our compensation program is designed to mitigate risks relating to our business. The program accomplishes this by balancing short-term and rolling three-year incentives, which uses various financial metrics to ensure the business grows in a balanced manner. In addition, we use clawback provisions to mitigate risk by creating appropriate remedies under certain circumstances.
Compensation Approach. The approach utilized by the C&T Committee is a key feature that ensures that actual compensation and plan design are consistent with the Core Principles. Our compensation approach is a multi-step process based on (a) independent decision-making, (b) utilizing compensation peer group data to appropriately target compensation levels, (c) targeting compensation at the 50th percentile of the compensation peer group, (d) following a consistent, rigorous target setting process, and (e) utilizing verification tools to ensure appropriate decisions are being made.
Overview. Recently, the C&T Committee took the following actions (a more detailed discussion of each of these topics follows in this CD&A):
Performance / Payouts. Pay for performance is one of the core principles that underpin our executive compensation program. Our overall trends in 2015 represented a significant year-over-year improvement and momentum built as the year progressed. The Company’s projections for performance in 2016 represent further improvement, building on the foundation created over the past two years. Specifically, the Company's performance exceeded each of the financial targets for the 2015 Annual Incentive Plan (currency-neutral comparable operating profit, currency-neutral comparable net sales, and cash flow). The Company built momentum in our key businesses throughout the year, culminating with fourth quarter currency-neutral comparable net sales growth of 4.2% and currency-neutral comparable operating profit growth of 2.8%. Our U.S. cereal business saw significant improvement throughout the year and ended the year with fourth quarter consumption growth for the Kellogg brand of more than 2% and a category share gain of 70 basis points. In addition, the Company announced 2016 guidance in line with our long-term corporate targets. Awards for the 2015 Annual Incentive Plan ("AIP") and 2013-2015 Executive Performance Plan ("EPP") are as follows:

•
AIP Payouts (Pay for Performance). The payout factor for the 2015 AIP is 121% of target, which is the formulaic result from the targets established at the beginning of the year for currency-neutral comparable operating profit, currency-neutral comparable net sales, and cash flow. Actual payouts for each NEO are described below.

•
2013-2015 EPP Payouts (Pay for Performance). The Committee determined that a payout of 35% of the 2013-2015 EPP target would be made to our NEOs for the 2013-2015 performance. The Committee concluded that a payout of 35% of target was appropriate for the Company's performance for the three-year period after considering the financial performance against EPP targets, as well as a variety of additional factors, including the Company's total shareowner return, payouts of similar programs for our compensation peer group, and key Company activities during the performance period.

Program Updates. The Committee and Company engage with a variety of stakeholders to gain feedback on its compensation programs, including discussions with Shareowners. Based on that feedback, and the Committee's reviews with Cook & Co., the following program updates were made to the Company's executive compensation program in 2015:

•
2015-2017 EPP Metrics (Shareowner Alignment). The 2015-2017 EPP metrics are cumulative cash flow and relative total shareowner return. Previously, the EPP metrics had been currency-neutral comparable net sales and currency-neutral comparable operating profit.

•
Long-term Incentives Mix (Pay for Performance). The long-term incentives mix for NEOs in 2015 was approximately 50% EPP and approximately 50% options. Previously, the long-term incentives mix had been approximately 30% EPP and approximately 70% options.

•
Compensation Peer Group (Compensation Approach). The compensation peer group was changed for 2016 compensation decisions to include Kraft Heinz Company, The J.M. Smucker Co. and Keurig Green Mountain. Previously, the compensation peer group had included Kraft Foods Group and H.J. Heinz Co. as separate entities. J.M Smucker Co. and Keurig Green Mountain were added to maintain a well-balanced peer group across company sizes and operating segments.

II.    Core Principles.    Our compensation program is based on the following core principles — each of which is more fully described below.

•	Pay for Performance,

•	Shareowner Alignment,

•	Values-Based, and

•	Mitigating Risk.
Pay for Performance.    The fundamental principle underlying our compensation programs is pay for performance. That is, linking the amount of actual pay to the performance of Kellogg and each NEO. We accomplish this in several ways, including ensuring that target pay levels are market based, utilizing “performance-based” pay, and limiting perquisites (each of which is more fully described below).
Over the last three years, the Company has had below target, third or fourth quartile, payouts for its AIP and below target, fourth quartile payouts for its EPP. In 2015, the Company's focus was on taking the necessary actions to improve business trends, build momentum, and position the Company to return to our long-term corporate targets in 2016 for net sales, operating profit, and earnings per share. The Company achieved these goals. Our overall trends in 2015 represented a significant year-over-year improvement and momentum built as the year progressed. The Company’s projections for performance in 2016 represent further improvement, building on the foundation created over the past two years. Specifically, the Company exceeded the 2015 AIP targets for currency-neutral comparable operating profit, currency-neutral comparable net sales, and cash flow in 2015. The Company built momentum in our key businesses throughout the year and announced 2016 guidance consistent with our long-term corporate targets. Awards for the 2015 AIP are reflective of that performance.
For our 2015 AIP, the formulaic result of the Company’s 2015 performance is a second quartile payout of 121% of target. In exercising its judgment-based methodology to ensure pay is consistent with the Company's performance, the C&T Committee considered a number of factors, including: (i) actual performance that exceeded each of the 2015 AIP targets; (ii) the Company's performance versus the performance peer group; (iii) total shareowner return alignment between estimated quartile performance and quartile payout; and (iv) key business activities, such as launching zero-based budgeting in North America to provide additional financial visibility for the Company in the future, refreshing our strategy in 2015 and establishing our 2020 growth plan with specific growth goals and initiatives, and executing on Project K, Kellogg’s four-year efficiency and effectiveness program announced in November 2013. Our NEOs received a second quartile payout of 121% of target, before consideration for individual performance. In 2015, our corporate AIP performance target for currency-neutral comparable operating profit was a decline of 2.5%, which included a 4% negative impact from the rebasing of incentive compensation. Without this headwind, the operating profit target would have been growth of 1.5%. The full-year performance exceeded the target and was a decline of 2.3%. Without the impact from rebasing incentive compensation from 2014 to 2015, the Company's currency-neutral comparable operating profit would have been growth of approximately 1.7%. The corporate AIP performance target for currency-neutral comparable net sales was 0.5% growth, while full-year performance exceeded the target with growth of 1.2%. The AIP performance target for cash flow was $1.0 billion, while full-year performance exceeded the target with cash flow of $1.1 billion. For more information about the AIP, see "Annual Incentives" beginning on page 31 of this proxy statement.
For the 2013-2015 EPP, the C&T Committee determined that a fourth quartile payout of 35% of the 2013-2015 EPP target was appropriate based on the Company's performance during the performance period. The Committee reviewed the Company's performance versus the currency-neutral comparable operating profit target established in 2013 for purposes of Section 162(m) and determined that the target had been reached. For this period, Kellogg’s currency-neutral comparable net sales declined at a rate of 0.3% and currency-neutral comparable operating profit declined at a rate of 1.5%, which if unadjusted, would have resulted in a payout of up to 50% of the 2013-2015 EPP target share amount. The Committee then considered the following additional factors regarding company performance during the performance period in determining the payout amount: (i) the total shareowner return for Kellogg of 41.4% from 2013 to 2015, placing Kellogg in the third quartile of our performance peer group; (ii) payouts for similar programs for our compensation peer group; and (iii) the execution of Project K. The Committee used a judgment-based methodology in exercising its discretion to set the actual 2013-2015 EPP payout at 35% of target.
Market Driven Compensation.    All components of our executive compensation package are targeted at the 50th percentile of our compensation peer group to ensure that our executives are appropriately compensated, and we are able to recruit and retain the right talent for the organization. Actual compensation ranges above or below the 50th percentile of our compensation peer group based on performance against pre-determined goals that are designed to drive sustainable results and increase Shareowner value.
Performance-Based Compensation.    A significant portion of our NEOs’ target compensation is “performance-based” pay tied to both short-term performance (AIP awards) and long-term performance (EPP awards and stock options). For our CEO, 89% of 2015 target compensation (salary, annual incentives and long-term incentives) was comprised of performance-based incentives.
Performance-Based Compensation

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Performance-Based
Long-term
35%
35%
19%
11%
29%
29%
21%
21%
28%
28%
22%
22%
26%
26%
22%
26%
26%
26%
23%
25%
Bryant
Norman
Dissinger
Hirst
Pilnick
Base Salary
AIP
EPP
Options

The chart above highlights the percentage contribution of each element of 2015 target compensation. The chart demonstrates how base salary (fixed component) contributes less for the CEO from a percentage standpoint than the other NEOs.
Limited Perquisites.    To further ensure pay for performance, executives receive limited perquisites, as shown on page 36. For additional information about perquisites, refer to “Executive Compensation — Summary Compensation Table — footnote ‘f’.”
Shareowner Alignment.    Aligning the interests of our executives with Shareowners is an important way to drive behaviors that will generate long-term Shareowner value. We align these interests by using equity awards that have a long-term focus and by maintaining robust stock ownership guidelines (each of which is more fully described below). Equity-based incentives are an effective method of facilitating stock ownership and further aligning the interests of executives with those of our Shareowners. Consequently, a significant portion of our NEOs’ total target compensation is comprised of equity-based incentives (70% for the CEO).
At the 2015 Annual Meeting of Shareowners, our Shareowners expressed strong support with approximately 96% of votes cast in favor of Kellogg’s “Say-on-Pay” proposal. In addition, during the course of 2015, the Company continued its practice of engaging with our large Shareowners about various corporate governance topics including executive compensation. When setting compensation, and in determining compensation policies and practices like the change in long-term incentives mix, and the new 2015-2017 EPP metrics, the C&T Committee took into account feedback from Shareowners received through the Company’s Shareowner outreach program, as well as the strong results of the 2015 Shareowner advisory resolution to approve executive compensation.
Longer-Term Focus.    Our EPP is a stock-based, pay for performance, multi-year incentive plan intended to focus senior management on achieving critical goals over three-year periods. For the 2013-2015 EPP and 2014-2016 EPP, these goals were tied to financial metrics such as currency-neutral comparable net sales growth and currency-neutral comparable operating profit growth. For the 2015-2017 EPP, the metrics are cash flow and relative total shareowner return over three-year period. In addition, stock options granted in 2015 vest in three equal annual installments in 2016, 2017, and 2018 and are exercisable until the 10th anniversary of the grant date.
Stock Ownership Guidelines.    Kellogg has established robust share ownership guidelines to strengthen the ongoing and continued link between the interests of NEOs and Shareowners. The Chairman and CEO is expected to own shares equal to at least six times his annual base salary. The other NEOs are expected to own shares equal to at least three times their annual base salary. The Company has a holding period which requires that all of our NEOs hold all shares received from option or stock awards (including EPP awards) until their respective ownership guideline is met. Our NEOs currently exceed their ownership guidelines.
Values-Based.    Kellogg’s compensation program is designed to reward an executive’s performance and contribution to Kellogg’s objectives. The NEOs are evaluated on their specific contributions, as well as the behaviors they exhibit as they drive results. In other words, our compensation is linked to “what” each NEO contributes as well as “how” an NEO makes those contributions. The shared behaviors (what we call our “K Values”) that Kellogg expects from its NEOs and believes are essential to achieving long-term dependable and sustainable growth and increased value for Shareowners are as follows:

•	acting with integrity and showing respect;

•	being accountable for our actions and results;

•	being passionate about our business, our brands and our food;

•	having the humility and hunger to learn;

•	striving for simplicity; and

•	loving success.
Mitigating Risk.    The compensation program is designed so that it does not encourage taking unreasonable risks relating to our business. Kellogg’s compensation program mitigates risk by balancing short-term and rolling multi-year incentives which use various financial metrics to ensure the business grows in a balanced manner. In addition, the use of clawback provisions further drives risk mitigation by creating appropriate remedies under certain circumstances.
In 2015, the C&T Committee reviewed our compensation program for design features considered to encourage excessive risk taking and Kellogg’s approach to those features. As a result of this review, and together with input from the independent compensation consultant, the C&T Committee determined that the risks arising from Kellogg’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Kellogg.
Clawback Policies.    We maintain clawback provisions in each of our AIP, stock options, and EPP programs which give the Company the ability to recover (“clawback”) previously granted payments. The provisions allow Kellogg to recoup performance-based gains by executive officers (and other program participants) for fraud or misconduct causing a financial restatement.

III.Compensation Approach.    Our compensation approach is based on (1) independent decision making, (2) utilizing compensation peer group data to appropriately target compensation levels, (3) targeting compensation at the 50th percentile of the compensation peer group, (4) following a consistent, rigorous target setting process, and (5) utilizing verification tools to ensure appropriate decisions are being made. Each is described more fully below.
Independence.    Our C&T Committee is responsible for administering the compensation program for executive officers of Kellogg. The members of the Committee are fully independent. None of the Committee members are current or former employees of Kellogg, and they are not eligible to participate in any of our executive compensation programs. For more information, see “Board and Committee Membership — Compensation and Talent Management Committee.” In addition, the Committee has utilized an independent compensation consultant for many years, and engaged Cook & Co. as its independent compensation consultant for 2015.
Cook & Co. works directly for the C&T Committee, and, pursuant to Company policy, is prohibited from providing any consulting or other services to Kellogg or our executive officers other than the work performed on behalf of the Committee or the Board. The Committee has considered the independence of Cook & Co. in light of SEC rules and NYSE listing standards. In connection with this process, the Committee has reviewed, among other items, a letter from Cook & Co. addressing the independence of Cook & Co. and the members of the consulting team serving the Committee, including the following factors: (i) services provided to Kellogg by Cook & Co., (ii) fees paid by Kellogg as a percentage of Cook & Co.’s total revenue, (iii) policies or procedures of Cook & Co. that are designed to prevent conflicts of interest, (iv) any business or personal relationships between the senior advisor of the consulting team with a member of the Committee, (v) any Company stock owned by the senior advisor or any member of his immediate family, and (vi) any business or personal relationships between our executive officers and the senior advisor. The Committee discussed these considerations and concluded that the work performed by Cook & Co. and its senior advisor involved in the engagement did not raise any conflict of interest.
Peer Group.    We benchmark ourselves against comparable companies (our “compensation peer group”) to ensure that our executive officer compensation is competitive in the marketplace. The C&T Committee uses peer group data to benchmark our compensation with respect to base salary, target annual and long-term incentives and total compensation. For 2015 compensation decisions, our compensation peer group was comprised of the following branded consumer products companies:

Campbell Soup Co.	Clorox Co.	The Coca-Cola Co.	Colgate-Palmolive Co.
ConAgra Foods, Inc.	Dr. Pepper Snapple Grp.	Estee Lauder Cos., Inc.	General Mills, Inc.
The Hershey Co.	H.J. Heinz Co.	Hormel Foods Corp.	Kimberly-Clark Corp.
Kraft Foods Group	Mattel, Inc.	Mondelēz International	McDonald’s Corp.
NIKE, Inc.	PepsiCo Inc.	Whirlpool Corp.	Yum! Brands, Inc.
The Committee periodically reviews the compensation peer group to confirm that it continues to be an appropriate benchmark for our program. The Committee determines the compensation peer group, taking into account input from the independent compensation consultant whose viewpoints are based on objective screening criteria for a variety of factors. The Committee considers a variety of criteria to determine our compensation peer group, including companies that (i) are in the same or similar lines of business, (ii) compete for the same customers with similar products and services, (iii) have comparable financial characteristics that investors view similarly, (iv) consider Kellogg a peer, (v) proxy advisory firms consider Kellogg’s peers, and (vi) are within a reasonable range in terms of percentile rank of Kellogg for key financial metrics such as revenue, pre-tax income, total assets, total equity, total employees, market capitalization, and composite percentile rank. The compensation peer group was changed for 2016 compensation decisions to include Kraft Heinz Company, The J.M. Smucker Co. and Keurig Green Mountain. Previously, the compensation peer group had included Kraft Foods Group and H.J. Heinz Co. as separate entities. J.M Smucker Co. and Keurig Green Mountain were added to maintain a well-balanced peer group across company sizes and operating segments.
We believe that our compensation peer group is representative of the market in which we compete for talent. The size of the group has been established so as to provide sufficient benchmarking data across the range of senior positions in Kellogg. Our compensation peer group companies were chosen because of their leadership positions in branded consumer products and their overall relevance to Kellogg. The quality of these organizations has allowed Kellogg to maintain a high level of continuity in the compensation peer group, providing a consistent measure for benchmarking compensation.
As reflected in the changes for 2016 compensation decisions, the composition of our compensation peer group has changed over time based on market events such as mergers and other business combinations.
50th Percentile.    All components of our executive compensation package are targeted at the 50th percentile of our compensation peer group. We believe targeting the 50th percentile allows Kellogg to recruit the best talent for the organization, while providing a good balance between paying for performance and controlling our compensation expense. Once we set compensation at the 50th percentile, actual pay will depend largely upon Kellogg’s performance versus our operating plan budgets and in part upon our performance peer group. Again, the design drives pay for performance. Our 2015 “performance peer group” consists of food companies in the broader compensation peer group (Campbell Soup Co., ConAgra Foods, Inc., General Mills, Inc., The Hershey Co., Kraft Foods Group, Mondelēz International and PepsiCo Inc.), plus Danone S.A., The J.M. Smucker Co., McCormick & Co., Nestlé S.A. and Unilever N.V. The performance peer companies were chosen because they most closely compete with Kellogg in the consumer marketplace and for investors’ dollars, and face similar business dynamics and challenges.
Process.    Each year, the C&T Committee follows a consistent, rigorous process to determine compensation for the NEOs and other senior executives. The following process occurs during several meetings over several months.

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The independent compensation consultant presents the Committee with relevant compensation information such as a market assessment, compensation peer group benchmarking data, information about other relevant market practices, and emerging trends.

•	The independent consultant makes recommendations to the Committee regarding target levels for total compensation and each pay element for the CEO.

•	The CEO makes recommendations to the Committee regarding the performance and compensation for each NEO (other than himself).

•	The Committee reviews the information provided by the independent compensation consultant and the compensation recommendations at regular meetings and in Executive Session.

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Based on its review of performance versus our operating plan, performance against the performance peer group, individual performance, input from the independent compensation consultant and other factors, the Committee makes recommendations to the independent members of the Board regarding the compensation for the CEO and the other NEOs.

•	The independent members of the Board determine the compensation of the CEO and the other NEOs.
Verification Tools.    The C&T Committee utilizes several tools to help verify that the design of our program is consistent with our Core Principles and that the amount of compensation is within appropriate competitive parameters. For example, each year, the Committee reviews “pay tallies,” which includes a detailed analysis of each NEO’s target and actual annual cash compensation, equity awards, retirement benefits, perquisites, change-in-control and severance payments. The Committee also reviews wealth accumulation, which includes the projected value of each NEO’s equity awards and retirement benefits. This analysis describes the amount of compensation each NEO has accumulated to date. In connection with this review, no unintended consequences or other concerns of the compensation program design were discovered. In addition, the Committee concluded that the total compensation of the NEOs aligns pay with performance and is appropriate and reasonable. In addition, our Committee uses a key financial metric, total shareowner return, as a tool to verify our pay for performance connection.
IV.    Compensation Plans and Design.    NEO compensation includes a combination of annual cash and long-term incentive compensation. Annual cash compensation for NEOs is comprised of base salary and the AIP. Long-term incentives consist of stock option grants and three-year EPP awards.
Total Compensation.    The target for total compensation and each element of total compensation is the 50th percentile of our compensation peer group. In setting the compensation for each NEO, the C&T Committee considers individual performance, experience in the role and contributions to achieving our business strategy. We apply the same Core Principles and Compensation Approach in determining the compensation for all of our NEOs, including the CEO. The Committee also exercises appropriate business judgment in how it applies the standard approaches to the facts and circumstances associated with each NEO.
At the time we set compensation, actual compensation percentiles for the preceding fiscal year are not available, so we are unable to compare actual to target compensation on a percentile basis for our NEOs because of timing. The companies in our compensation peer group do not all report actual compensation on the same twelve month basis. Even if this information were available, we do not believe it would provide Shareowners with a fair understanding of our executive compensation program because actual compensation can be impacted by a variety of factors, including changes in stock prices, company performance and vesting of retirement benefits.
Key elements of our 2015 NEO compensation program are as follows.

Element		Performance / Vesting Period (yrs.)	Purpose	Characteristics

Fixed	Base Salaries	—	Compensates executives for their level of responsibility and sustained individual performance. Also, helps attract and retain strong talent.	Fixed component; evaluated annually.
	Retirement Plans	Long-Term	Provides an appropriate level of replacement income upon retirement. Also, provides an incentive for a long-term career with Kellogg, which is a key objective.	Fixed component; however, contributions tied to pay vary based on performance.

Performance - Based	Annual Incentives (AIP)	1	Promotes achieving our annual corporate and business unit financial goals, as well as people safety, food safety and diversity and inclusion.	Performance-based cash opportunity; amount varies based on company and business results, and individual performance.
	Long-Term Incentives (EPP and Options)	3	Promotes (a) achieving our long-term corporate financial goals through the EPP and (b) stock price appreciation through stock options.	Performance-based equity opportunity; amounts earned/realized will vary from the targeted grant-date fair value based on actual financial and stock price performance.

Other	Post-Termination Compensation	—	Facilitates attracting and retaining high caliber executives in a competitive labor market in which formal severance plans are common.	Contingent component; only payable if the executive’s employment is terminated under certain circumstances.
Base Salaries.    Base salaries for NEOs are targeted at the 50th percentile of the compensation peer group, and are set based on an NEO’s experience, proficiency, and sustained performance in role. The C&T Committee judged each NEO’s base salary for 2015 to be appropriately positioned relative to the 50th percentile based on this analysis. Annually, the C&T Committee evaluates whether to award base salary merit increases, including considering changes in an NEO’s role and/or responsibility. In 2015, the NEOs received base salary merit increases that in the Committee’s view correctly positioned each NEO’s salary relative to the 50th percentile based on sustained performance.
Annual Incentives.    Annual incentive awards to the NEOs are paid under the terms of the Kellogg Senior Executive Annual Incentive Plan ("AIP"), which was approved by the Shareowners and is administered by the C&T Committee. Awards granted to NEOs under the terms of the AIP are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Once the targets for purposes of Section 162(m) are reached, as was the case for fiscal 2015, the Committee uses a judgment-based methodology in exercising its discretion from the maximum payout level permitted under Section 162(m) to determine the actual payout for each NEO. Over the three performance years preceding 2015, the Company's corporate AIP payouts have been below target, third or fourth quartile, payouts.
As part of its AIP methodology, at the beginning of fiscal 2015, the Committee established annual incentive opportunities for each NEO as a percentage of the executive’s base salary (“AIP Target”). The AIP Targets for each NEO are based on the 50th percentile of the compensation peer group. Each year, the Committee sets performance ranges (which we refer to as “bandwidths”) centered on performance targets for currency-neutral comparable operating profit, currency-neutral comparable net sales, and cash flow to help determine what percentage of the AIP Target would be paid out to each NEO. The targets and bandwidths are based on our operating plan for the fiscal year and are designed to achieve our objectives for sustainable, dependable growth. Targets are then compared with the forecasted performance of the performance peer group to ensure that our operating plan targets are reasonable and challenging relative to the forecasted performance for the performance peer group. Operating plan targets generally fall within the median range of forecasted performance for the performance peer group with the maximum and minimum of the bandwidth falling generally within the top and bottom quartiles, respectively, of the performance peer group forecast.
The actual percent of the AIP Target paid to our NEOs each year can range from 0% to 200% of the target opportunity, based primarily upon performance against currency-neutral comparable operating profit, currency-neutral comparable net sales, cash flow, safety and diversity. Consistent with the 0% to 200% bandwidth for the AIP payout relative to AIP Target, each performance metric similarly can have an impact above or below the 100% target depending on performance against that metric, with the actual AIP payout capped at 200% of AIP Target.
The C&T Committee and management believe that by using the financial metrics of operating profit, net sales, and cash flow, Kellogg is encouraging profitable top line growth and cash generation for Shareowners. The Committee and management further believe that the financial metrics should measure comparable operating performance, as such measures provide a clearer view into the Company's underlying performance. Consequently, our measures of currency-neutral comparable operating profit and currency-neutral comparable net sales used for the AIP exclude the impact of foreign currency translation, mark-to-market adjustments, acquisitions, dispositions, transaction and integration costs associated with the acquisitions and investments in joint ventures, costs related to Project K, and differences in shipping days. We also measure cash flow by reducing operating cash flow by an amount equal to Kellogg’s capital expenditures. Currency-neutral comparable operating profit, currency-neutral comparable net sales, and cash flow are non-GAAP measures which will differ from, for example, the GAAP measures of operating profit or net sales growth. In addition, the performance targets for currency-neutral comparable operating profit growth and currency-neutral comparable net sales growth used in the AIP reflect certain budgeted assumptions relating to integration costs and shipping day differences in our operating plan to facilitate year-to-year comparisons. As a result of the budgeted assumptions, performance reported in our financial statements may differ from performance against our AIP performance targets.
In addition to operating results, each NEO is held accountable for achieving annual goals set at the start of the fiscal year relating to current organizational capabilities and future organizational requirements. Consistent with our commitment to a balanced approach between individual performance and adherence to our Core Principles, the NEOs are assessed both against their level of individual achievement against these agreed upon goals and the alignment of their behavior in achieving those goals with our core values. We refer to this as balancing the “what” and the “how” of individual performance.
2015 AIP Payouts. The payout factor for the 2015 AIP is 121% of target, which is the formulaic result of the Company's performance against the targets established at the beginning of the year for operating profit, net sales and cash flow. For our NEOs, 90% of their target opportunity consisted of currency-neutral comparable operating profit growth, currency-neutral comparable net sales growth and cash flow performance and are weighted 50%, 30% and 20%, respectively. People safety, food safety and quality, and diversity and inclusion comprise the remaining 10% of target opportunity.
In 2015, the Company's focus was on taking the necessary actions to improve business trends, build momentum, and position the Company to return to our long-term corporate targets in 2016 for net sales, operating profit, and earnings per share. The Company achieved these goals. Our overall trends in 2015 represented a significant year-over-year improvement and momentum built as the year progressed. The Company’s projections for performance in 2016 represent further improvement, building on the foundation created over the past two years. Specifically, the Company exceeded the 2015 AIP targets for currency-neutral comparable operating profit, currency-neutral comparable net sales, and cash flow. The Company built momentum in our key businesses throughout the year, culminating with fourth quarter currency-neutral comparable net sales growth of 4.2% and currency-neutral comparable operating profit growth of 2.8%. Our U.S. cereal business saw significant improvement throughout the year and ended the year with fourth quarter consumption growth for the Kellogg brand of more than 2% and a category share gain of 70 basis points. The Company also announced 2016 guidance consistent with our long-term corporate targets. Awards for the 2015 AIP are reflective of that performance.

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Operating profit. The AIP performance target for currency-neutral comparable operating profit was a decline of 2.5%, which included a 4% negative impact from the rebasing of incentive compensation. Without this headwind, the performance target would have been growth of 1.5%. The full-year performance exceeded the target and was a decline of 2.3% which, without the impact from rebasing incentive compensation, would have been growth of approximately 1.7%.

•	Net sales. The AIP performance target for currency-neutral comparable net sales was 0.5% growth, while full-year actual performance exceeded the target with 1.2% growth.
Cash flow. The AIP performance target for cash flow was $1.0 billion, which took into account an approximately $350 million cash flow impact from the execution of Project K. The Company's 2015 full-year performance exceeded the target with cash flow of $1.1 billion.
Overall, currency-neutral comparable operating profit, currency-neutral comparable net sales, and cash flow were all above expectations, and the resulting AIP payout factor for the financial metrics was 124% of target.
For the non-financial metrics, objective and challenging performance targets were set at the beginning of the fiscal year for:

•
Food safety and quality measures. The Company was above target for the food safety and quality measures, with strong performance in quality and food safety audits and a reduction in consumer complaints.

•
Diversity and inclusion. The Company continues its focus on diversity and inclusion as an important enabler to its business. In 2015, the Company improved representation in key areas of the business and was recognized as a top company for diversity. Despite that, the Company was slightly below target on the metrics established for this area.

•	People safety. The Company was below target on its challenging people safety metrics, but continues to see world-class levels of performance in total recordable incidents and loss time incidents.
The AIP payout factor for the non-financial metrics was 90% of target.
The formulaic result of Kellogg’s performance against its financial and non-financial metrics is a payout factor of 121% of target. In exercising its judgment-based methodology to ensure appropriate pay for the Company’s performance, the C&T Committee considered a number of factors, including:

•	actual performance against the targets;

•	performance versus the performance peer group;

•	total shareowner return;

•	alignment between estimated quartile performance and quartile payout;

•	launching zero-based budgeting in North America to provide additional financial visibility for the Company in the future; and

•	refreshing our strategy in 2015 and establishing our 2020 growth plan with specific growth goals and initiatives.
The 2015 performance is reflected in the fact that the Committee determined that our NEOs should receive a second quartile payout of 121% of target for the 2015 AIP, before consideration for individual performance. The C&T Committee considered Mr. Norman’s individual performance in 2015, and awarded him an AIP payout equal to 156% of his AIP Target. The Committee considered a number of factors in assessing Mr. Norman's individual performance, including: his role in improving trends in the U.S. cereal business; his contributions to the Company’s overall growth strategy; and his leadership in the Company’s implementation of zero-based budgeting in North America. The Committee also considered Mr. Pilnick's individual performance in 2015, and awarded him an AIP payout equal to 156% of his AIP Target. The Committee considered a number of factors in assessing Mr. Pilnick's individual performance, including: his leadership role in refreshing the Company's strategy and establishing the 2020 growth plan with specific growth goals and initiatives; the successful completion of several corporate development activities, including the Company's transformative transaction in Western Africa; and his important role in key Project K initiatives.
The chart below includes information about the 2015 AIP for each NEO.

	AIP Target		AIP Maximum	2015 AIP Payout (Paid in March 2016)
Name	% of Base Salary(1)	Amount($)	Amount($)	% of AIP Target	Amount of AIP Payout ($)
John Bryant	165%	1,980,000	3,960,000	121%	2,395,800
Paul Norman	105%	798,000	1,596,000	156%	1,244,900
Ron Dissinger	100%	689,000	1,378,000	121%	833,700
Alistair Hirst	85%	474,100	948,200	121%	573,700
Gary Pilnick	90%	605,900	1,211,800	156%	945,200

(1)	For AIP purposes, incentive opportunities are based on executives’ salary levels at the last day of the calendar year. Annual salary increases become effective in April of each year.
Long-Term Incentives.    Long-term incentives are provided to our executives under the 2013 Long-Term Incentive Plan ("LTIP"), which was approved by our Shareowners. These incentives are intended to promote achieving our long-term corporate financial goals and earnings growth. The LTIP allows for grants of stock options, stock appreciation rights, restricted shares and units and performance shares and units (such as EPP awards), and is intended to meet the deductibility requirements of Section 162(m) of the Internal Revenue Code as performance-based pay (resulting in paid awards being tax deductible to Kellogg). The total amount of long-term incentives for the NEOs (based on the grant date expected value) is targeted at the 50th percentile of the compensation peer group.
All of the 2015 long-term incentive opportunity for the NEOs was provided through equity-based awards, which the C&T Committee believes best achieves several of the Core Principles, including Pay for Performance and Shareowner Alignment. For 2015, the Committee determined that the NEOs would receive approximately 50% of their total long-term incentive opportunity in stock options and the remaining 50% in performance shares (granted under the EPP, as discussed below). The Committee established this mix of awards after considering our Core Principles, compensation peer group practices and cost implications.
Executive Performance Plan.    The EPP is a stock-based, pay for performance, multi-year incentive plan intended to focus senior management on achieving critical multi-year operational goals. Performance under EPP is measured over a three-year performance period based on performance levels set at the start of the period. The performance levels are based on our long-range operating plan, and are intended to be realistic and reasonable, but challenging, in order to drive sustainable growth. The EPP contemplates the use of various metrics, as determined by the C&T Committee from time to time. The Committee periodically changes the metrics as a way to ensure the business focuses on driving long-term value for our Shareowners. For the 2010-2012 EPP, 2011-2013 EPP, and 2012-2014 EPP, the payouts were below target, fourth quartile payouts.

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2013-2015 EPP.    The payout for the 2013-2015 EPP is 35% of target. For the 2013-2015 EPP, the metrics were currency-neutral comparable net sales and currency-neutral comparable operating profit, which were chosen to drive key business goals and increase Shareowner value. Currency-neutral comparable net sales and currency-neutral comparable operating profit exclude the impact of foreign currency translation, mark-to-market adjustments, acquisitions, dispositions, transaction and integration costs associated with acquisitions and investments in joint ventures, costs related to Project K, and differences in shipping days. Vested EPP awards are paid in Kellogg common stock.

The 2013-2015 EPP performance period ended on January 2, 2016 (the last day of fiscal 2015). In February 2016, after Kellogg’s 2015 annual audited financial statements were completed, the C&T Committee reviewed our performance versus the net sales and operating profit growths target established in 2013 for purposes of Section 162(m). The Committee determined that the target set for purposes of Section 162(m) had been reached. The Committee then considered other aspects of company performance and used a judgment-based methodology in exercising its discretion to determine the actual payout for each NEO.
For the period covering fiscal years 2013-2015, Kellogg’s currency-neutral comparable net sales declined at a rate of 0.3% and currency-neutral comparable operating profit declined at a rate of 1.5%, which if unadjusted, would have resulted in a payout of up to 50% of the 2013 -2015 EPP target share amount. The Committee concluded that a payout of 35% of target was appropriate for the Company's performance during this period after considering the financial performance as well as the following factors:

•	the total shareowner return for Kellogg of 41.4% from 2013 to 2015, placing Kellogg in the third quartile of our performance peer group;

•	payouts for similar programs for our compensation peer group; and

•	the execution of Project K, Kellogg’s four-year efficiency and effectiveness program announced in November 2013.
The 2013-2015 EPP awards vested in February 2016.
The chart below includes information about 2013-2015 EPP opportunities and actual payouts:

Name	EPP Target Share Amount (#)	EPP Maximum Share Amount (#)	2013-2015 EPP Payout (Paid in February 2016)
			% of EPP Target	Share Amount (#)	Pre-tax Value Realized ($)(1)
John Bryant	46,700	93,400	35%	16,345	1,234,374
Paul Norman	8,100	16,200	35%	2,835	214,099
Ron Dissinger	8,100	16,200	35%	2,835	214,099
Alistair Hirst	3,900	7,800	35%	1,365	103,085
Gary Pilnick	5,400	10,800	35%	1,890	142,733

(1)	The payout is calculated by multiplying the earned shares by the closing price of our common stock on February 19, 2016, which was $75.52 per share.

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2015-2017 EPP.    The C&T Committee reviews the EPP metrics annually and receives input on the metrics from Cook & Co. and through the Company's Shareowner outreach program. For the 2015-2017 EPP, the metrics were changed to cumulative cash flow and relative total shareowner return, which tie directly to the creation of Shareowner value.

Awards granted to NEOs under the terms of the EPP are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Once the Committee confirms the performance level delivered is at the level for which the NEOs are eligible to receive a payout under the EPP, the Committee uses a judgment-based methodology in exercising its discretion to determine the actual payout for each NEO. The Committee does not consider individual performance in determining payouts and instead weighs only Company performance when determining actual payouts under the EPP.
In 2015, the Committee also set each individual’s target at 50% of his or her total long-term incentive opportunity. Participants in the EPP have the opportunity to earn between 0% and 200% of their EPP target, however, dividends are not paid on unvested EPP awards. For the 2015-2017 EPP, the erformance target for cumulative cash flow is $3.1 billion and total shareowner return relative to the relevant peer group at the 50th percentile. The 2015-2017 EPP cycle began on January 4, 2015 (first day of fiscal 2015) and concludes on December 30, 2017 (last day of fiscal 2017). The 2015-2017 EPP award opportunities, presented in number of potential shares that can be earned, are included in the Grant of Plan-Based Awards Table on page 44 of this proxy statement.

Stock Options.    The C&T Committee believes stock options align NEOs with Shareowners because the options provide value to the NEO only if our stock price increases after the grants are made. Stock option awards for our NEOs are determined on a position-by-position basis using proxy and survey data for corresponding positions in our compensation peer group. Individual awards may vary from target levels based on the individual’s performance, ability to impact financial performance and future potential. The exercise price for the options is set at the closing trading price on the date of grant. The minimum vesting period for stock option awards to our NEOs is three years, with one-third of the stock option award vesting each year over the three-year period. Stock options are exercisable for ten years after grant, which further drives Shareowner alignment by encouraging a focus on long-term growth and stock performance.
The options granted in 2015 vest and become exercisable in three equal annual installments with one-third vesting on February 20, 2016 (the first anniversary of the grant date), one-third vesting on February 20, 2017 (the second anniversary of the grant date) and the final third vesting on February 20, 2018 (the third anniversary of the grant date). The per-share exercise price for the stock options is $64.09, the closing trading price of Kellogg common stock on the date of the grant. Approximately 84% of the stock options covered by the 2015 grant were made to employees other than the NEOs.
Other Long-Term Incentives.

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Restricted Stock and Restricted Stock Units. We award restricted stock and restricted stock units from time to time to selected executives and employees based on a variety of factors, including facilitating recruiting and retaining key executives. The Company’s practice when granting any of these awards to NEOs is to provide a grant approximately equal to one times the employee’s base salary. For grants to NEOs, restricted stock awards vest and become unrestricted after a three year post-grant holding period. In 2015, there were no restricted stock or restricted stock units issued to the NEOs.

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Post-Termination Compensation.  The NEOs are covered by arrangements which specify payments in the event the executive’s employment is terminated. These severance benefits, which are competitive with the compensation peer group and general industry practices, are payable if and only if the executive’s employment is terminated without cause. The Kellogg Severance Benefit Plan and the Change of Control Policy have been established primarily to attract and retain talented and experienced executives and further motivate them to contribute to our short- and long-term success for the benefit of our Shareowners. Kellogg’s severance program is consistent with market practices, and cash severance for our grandfathered NEOs is payable in the amount of two times the current annual salary plus two times target annual incentive awards prior to separation. In 2011, the C&T Committee modified severance benefits for newly-named senior executives to more closely align with the 50th percentile of our compensation peer group. Cash severance for newly-named senior executives is now payable in the amount of two times the current annual salary. The potential severance amount no longer includes annual incentive awards for newly-named senior executives. Cash compensation following a change in control for NEOs is payable in the amount of two times the current annual salary plus two times the current target annual incentive award and a prorated portion of the target annual incentive award for the current year. For more information, please refer to “Potential Post-Employment Payments,” which begins on page 54 of this proxy statement.

•
Retirement Plans.  Our NEOs are eligible to participate in Kellogg-provided pension plans which provide benefits based on years of service and pay (salary plus annual incentive only) to a broad base of eligible employees. The amount of an employee’s base salary and annual incentive payout are integral components of determining the benefits provided under pension and savings plan formulas, and thus, an individual’s performance over time will influence the level of his or her retirement benefits. Amounts earned under long-term incentive programs such as EPP awards, gains from stock options and awards of restricted stock or restricted stock units are not included when determining retirement benefits for any plan participants. In addition, we do not pay above-market interest rates on amounts deferred under either our qualified or non-qualified savings and investment plans. For more information, please refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans,” which begins on page 50 of this proxy statement.

•
Perquisites.  The C&T Committee believes that it has taken a conservative approach to perquisites. The Summary Compensation Table beginning on page 40 of this proxy statement contains itemized disclosure of all perquisites to our NEOs, regardless of amount.

•
Employee Stock Purchase Plan.  We have a tax-qualified employee stock purchase plan that is made available to substantially all U.S. employees, which allows participants to acquire Kellogg stock at a discounted price. The purpose of the plan is to encourage employees at all levels to purchase stock and become Shareowners. The plan allows participants to buy Kellogg stock at a 5% discount to the market price. Under applicable tax law, no plan participant may purchase more than $25,000 in market value, as defined in the plan, of Kellogg stock in any calendar year.

V.	Compensation Policies.
Executive Stock Ownership Guidelines.    In order to preserve the linkage between the interests of senior executives and those of Shareowners, senior executives are expected to establish and maintain a significant level of direct stock ownership. This can be achieved in a variety of ways, including by retaining stock received upon exercise of options or the vesting of stock awards (including EPP awards), participating in the Employee Stock Purchase Plan and purchasing stock in the open market. The stock ownership requirement for our Chairman and CEO is six times annual base salary. The stock ownership requirement for our other NEOs under our stock ownership guidelines is three times annual base salary. Our current stock ownership guidelines (minimum requirements) are as follows:

Chairman and Chief Executive Officer	6x annual base salary
Named Executive Officers (other than the CEO)	3x annual base salary
Other senior executives	2-3x annual base salary depending on level
These executives have five years from the date they first become subject to a particular level of the guidelines or from the date of a material increase in their base salary to meet them. For purposes of complying with our guidelines, stock considered owned includes shares owned outright, shares acquired through the employee stock purchase plan, and 60% of unvested restricted stock and restricted stock units, and excludes unexercised stock options and unvested EPP awards.
The Company has a holding period which requires that all of our NEOs hold all shares received from option or stock awards (including EPP awards) until their respective ownership guideline is met. All of our NEOs currently meet their ownership guideline. The C&T Committee reviews compliance with the guidelines on an annual basis.
Practices Regarding the Grant of Equity Awards.    The C&T Committee has generally followed a practice of making all option grants to executive officers on a single date each year. Prior to the relevant Committee meeting, the Committee reviews an overall stock option pool for all participating employees and recommendations for individual option grants to executives. Based on this review, the Committee approves the overall pool and the individual option grants to executives.
The Board grants these annual awards at its regularly-scheduled meeting in February. The February meeting usually occurs within a few weeks following our final earnings release for the previous fiscal year. We believe that it is appropriate that annual awards be made at a time when material information regarding our performance for the preceding year has been disclosed. We do not otherwise have any program, plan or practice to time annual option grants to our executives in coordination with the release of material non-public information. EPP awards are granted at the same time as options.
While most of our option awards to NEOs have historically been made pursuant to our annual grant program, the Committee and Board retain the discretion to make additional awards of options or restricted stock to executives at other times for recruiting or retention purposes. We do not have any program, plan or practice to time “off-cycle” awards in coordination with the release of material non-public information.
All option awards made to our NEOs, or any of our other employees, are made pursuant to our LTIP. The exercise price of options under the LTIP is set at the closing trading price on the date of grant. We do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date, and we do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date. All grants to NEOs are made by the Board itself and not pursuant to delegated authority. Pursuant to authority delegated by the Board and subject to the Committee-approved allocation, awards of options to employees below the executive level are made by our CEO or his delegates.

Securities Trading Policy.    Our securities trading policy prohibits our Directors, executives and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with relevant SEC regulations, including insider trading rules.
Clawback Policies.    We maintain clawback provisions relating to stock options, AIP awards and EPP awards. Under the clawback provisions for stock options, if an executive voluntarily leaves our employment to work for a competitor within one year after any option exercise, then the executive must repay to Kellogg any gains realized from such exercise (but reduced by any tax withholding or tax obligations). Beginning with our stock option grants in 2009, we have expanded the scope of our clawback provisions. In the event of fraud or misconduct causing a financial restatement, any gains realized from the exercise of stock options are now subject to recoupment depending on the facts and circumstances of the event. Similarly, under our AIP and EPP terms and conditions, in the event of fraud or misconduct causing a financial restatement, the AIP or EPP awards for the plan year of the restatement are subject to recoupment depending on the facts and circumstances of the event.
Deductibility of Compensation and Other Related Issues.    Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Company’s CEO and three other most highly compensated executive officers (other than our principal financial officer) serving on the last day of the year. Based on the regulations issued by the Internal Revenue Service, we believe we have taken the necessary actions to ensure the deductibility of payments under the AIP and with respect to stock options and performance shares granted under our plans, whenever possible. We intend to continue to take the necessary actions to maintain the deductibility of compensation resulting from these types of awards. In contrast, restricted stock and units granted under our plans generally do not qualify as “performance-based compensation” under Section 162(m). Therefore, the vesting of restricted stock and units in some cases will result in a loss of tax deductibility of compensation. While we view preserving tax deductibility as an important objective, we believe the primary purpose of our compensation program is to support our strategy and the long-term interests of our Shareowners. In specific instances we have and in the future may authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of Kellogg and of our executive compensation program.
We require any executive base salary above $950,000 (after pre-tax deductions for benefits and similar items) to be deferred into deferred stock units under our Executive Deferral Program. This policy ensures that all base salary will be deductible under Section 162(m) of the Internal Revenue Code. The deferred amounts are credited to an account in the form of units that are equivalent to the fair market value of our common stock. The units are payable in stock upon the executive’s termination from employment. The only NEO affected by this policy in 2015 was Mr. Bryant who deferred $158,000 of his salary.
The C&T Committee also reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Generally, accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and Kellogg realizes a tax deduction upon the approval of the payout or payment to the executive.

COMPENSATION AND TALENT MANAGEMENT COMMITTEE REPORT

As detailed in its charter, the C&T Committee oversees our compensation program on behalf of the Board. In the performance of its oversight function, the Committee, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.
Based upon the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2016 and our proxy statement to be filed in connection with our 2016 Annual Meeting of Shareowners, each of which will be filed with the SEC.
COMPENSATION AND TALENT MANAGEMENT COMMITTEE
John Dillon, Chair
Gordon Gund
Ann McLaughlin Korologos
Cynthia Milligan
Rogelio Rebolledo
Carolyn Tastad

EXECUTIVE COMPENSATION

Summary Compensation Table.
The following narrative, tables and footnotes describe the “total compensation” earned during 2015, 2014 and 2013 by our NEOs. The total compensation presented below does not reflect the actual compensation received by our NEOs or the target compensation of our NEOs in 2015, 2014 and 2013. The actual value realized by our NEOs in 2015 from long-term incentives (options and 2012-2014 EPP) is presented in the Option Exercises and Stock Vested Table on page 48 of this proxy statement. Target annual and long-term incentive awards for 2015 are presented in the Grant of Plan-Based Awards Table beginning on page 44 of this proxy statement.
The individual components of the total compensation calculation reflected in the Summary Compensation Table are broken out below:
Salary.    Base salary earned during 2015. Refer to “Compensation Discussion and Analysis — Compensation Plans and Design — Base Salaries.”
Bonus.    We did not pay any discretionary bonuses to our NEOs in 2015. Each NEO earned an annual performance-based cash incentive under our AIP, as discussed below under “Non-Equity Incentive Plan Compensation.” Refer to “Compensation Discussion and Analysis — Compensation Plans and Design — Annual Incentives.”
Stock Awards.    The awards disclosed under the heading “Stock Awards” consist of EPP awards and restricted stock unit awards. The dollar amounts for the awards represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 8 to the Consolidated Financial Statements included in our annual Report on Form 10-K for the fiscal year ended January 2, 2016. Details about the EPP awards granted in 2015 are included in the Grant of Plan-Based Awards Table below. Refer to “Compensation Discussion and Analysis —Compensation Plans and Design — Long-Term Incentives” for additional information. The grant-date fair value of the stock-based awards will likely vary from the actual amount the NEO receives. The actual value the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest.
Option Awards.    The awards disclosed under the heading “Option Awards” consist of annual option grants (each an “option”). The dollar amounts for the awards represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2016. Details about the option awards made during 2015 are included in the Grant of Plan-Based Awards Table below. Refer to “Compensation Discussion and Analysis —Compensation Plans and Design — Long-Term Incentives — Stock Options” for additional information. The grant-date fair value of the stock option awards will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the number of shares exercised and the price of our common stock on the date exercised.
Non-Equity Incentive Plan Compensation.    The amount of Non-Equity Incentive Plan Compensation consists of the Kellogg Senior Executive AIP awards granted and earned in 2015, 2014 and in 2013. At the outset of each year, the C&T Committee grants AIP awards to the NEOs. Such awards are based on our performance each year and are paid in March following the completed year. For information on these awards refer to “Compensation Discussion and Analysis — Compensation Plans and Design — Annual Incentives.”
Change in Pension Value.    The amounts disclosed under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” represent the actuarial increase during 2015, 2014 and 2013 in the pension value provided under the pension plans. Kellogg does not pay above-market or preferential rates on non-qualified deferred compensation for employees, including the NEOs. A detailed narrative and tabular discussion about our pension plans and non-qualified deferred compensation plans, our contributions to our pension plans and the estimated actuarial increase in the value of our pension plans are presented under the heading “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

Director and Officer Liability, Travel Accident and Group Personal Excess Insurance. Director and officer liability insurance (“D&O Insurance”) insures our NEOs against certain losses that they are legally required to pay as a result of their actions while performing duties on our behalf. Travel accident insurance provides benefits to our NEOs in the event of death or disability (permanent and total) during travel on Kellogg corporate aircraft. Group personal excess insurance insures our NEOs for damages that an NEO is required to pay for personal injury or property damage in excess of damages covered by underlying insurance. Our D&O Insurance, travel accident insurance, and group personal excess insurance cover employees and others in addition to NEOs and do not break out the premium by covered individual or groups of individuals and, therefore, a dollar amount cannot be assigned for individual NEOs.
All Other Compensation.    Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope and in 2015 were primarily comprised of retirement benefit contributions and the cost of death benefits.

Summary Compensation Table
It is important to note that the information required by the Summary Compensation Table does not necessarily reflect the target or actual compensation for our NEOs in 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)		Total ($)
John Bryant	2015	1,200,004	—	3,293,528	2,034,560	2,395,800	821,000		126,315		9,871,207
Chairman and Chief Executive Officer	2014	1,192,156	—	2,443,060	2,475,876	1,386,000	1,629,000		137,009	(7)	9,263,101
	2013	1,150,768	—	2,525,069	2,038,456	1,591,600	544,000		113,979		7,963,872
Paul Norman	2015	751,630	—	963,256	593,912	1,244,900	1,387,000		168,683		5,109,381
Senior Vice President, President, Kellogg North America	2014	718,838	—	448,615	598,968	557,200	1,353,000		1,211,094		4,887,715
	2013	698,950	—	1,055,060	472,234	681,600	—	(6)	1,515,908		4,423,752
Ron Dissinger	2015	684,500	—	784,448	484,704	833,700	1,080,000		132,073		3,999,425
Senior Vice President and Chief Financial Officer	2014	665,000	—	443,210	592,596	515,500	1,465,000		176,948		3,858,254
	2013	638,462	—	1,011,372	469,119	689,000	1,207,000		127,403		4,142,356
Alistair Hirst	2015	552,770	—	507,584	312,664	573,700	842,000		57,364		2,846,082
Senior Vice President, Global Supply Chain	2014	513,838	—	308,085	408,516	510,300	2,097,000		58,710		3,896,449
	2013	424,998	—	210,873	228,641	496,400	1,182,000		49,983		2,592,895
Gary Pilnick	2015	670,540	—	599,872	368,764	945,200	429,000		71,947		3,085,323
Vice Chairman, Corporate Development and Chief Legal Officer	2014	659,000	—	345,920	458,784	458,500	526,000		72,675		2,520,879
	2013	635,228	—	865,383	312,746	532,400	—	(6)	54,133		2,399,890

(1)
Reflects the grant-date fair value of stock awards calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2016 for a discussion of the relevant assumptions used in calculating the fair value. The table below presents separately the grant-date fair value for our EPP awards and restricted stock unit awards:

Name	Year	EPP ($)	RSU ($)	Total ($)
John Bryant	2015	3,293,528	—	3,293,528
	2014	2,443,060	—	2,443,060
	2013	2,525,069	—	2,525,069
Paul Norman	2015	963,256	—	963,256
	2014	448,615	—	448,615
	2013	437,967	617,093	1,055,060
Ron Dissinger	2015	784,448	—	784,448
	2014	443,210	—	443,210
	2013	437,967	573,405	1,011,372
Alistair Hirst	2015	507,584	—	507,584
	2014	308,085	—	308,085
	2013	210,873	—	210,873
Gary Pilnick	2015	599,872	—	599,872
	2014	345,920	—	345,920
	2013	291,978	573,405	865,383

(2)
If the highest level of performance conditions are achieved, then the grant-date fair value of the stock awards for each NEO is as follows, Mr. Bryant: $6,587,056, $4,886,120, and $5,050,138 for 2015, 2014, and 2013, respectively; Mr. Norman: $1,926,512, $897,230, and $875,934 for 2015, 2014, and 2013, respectively; Mr. Dissinger, $1,568,896, $886,420, and $875,934 for 2015, 2014, and 2013, respectively; Mr. Pilnick: $1,199,744, $691,840, and $583,956 for 2015, 2014, and 2013, respectively; and Mr.  Hirst: $1,015,168, $616,170 and $421,746 for 2015, 2014 and 2013, respectively.

(3)
Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718 for each NEO for stock option grants. Refer to Notes 1 and 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2016 for a discussion of the relevant assumptions used in calculating the grant-date fair value.

(4)
Solely represents the actuarial increase during 2015 (for 2015 compensation), 2014 (for 2014 compensation) and 2013 (for 2013 compensation) in the pension value provided under the U.S. Pension Plans for each NEO as we do not pay above-market or preferential earnings on non-qualified deferred compensation. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. A variety of factors impact the actuarial increase in present value (pension value). In 2015, the primary factors impacting the pension value include increases in age, service, and pay, and changes in the discount rate.

(5)
The table below presents an itemized account of “All Other Compensation” provided in 2015 to the NEOs. Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope.

Name	Kellogg Contributions to S&I and Restoration Plans(a) ($)	Company Paid Death Benefit (b) ($)	Financial Planning Assistance(c) ($)	Non-Business Aircraft Usage(d) ($)	Physical Exams(e) ($)	International Relocation and Assignment (f)($)	Total ($)
John Bryant	103,440	16,875	6,000	—	—	—	126,315
Paul Norman	52,353	16,259	6,000	—	14,930	79,141	168,683
Ron Dissinger	48,000	77,448	2,975	—	3,650	—	132,073
Alistair Hirst	42,523	11,934	2,907	—	—	—	57,364
Gary Pilnick	45,162	13,365	6,000	—	7,420	—	71,947

(a)
For information about our Savings & Investment Plan and Restoration Plan, refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans — Non-Qualified Deferred Compensation” beginning on page 52.

(b)
Annual cost for Kellogg-paid life insurance, Kellogg-paid accidental death and dismemberment, and Executive Survivor Income Plan (Kellogg funded death benefit provided to executive employees). This benefit has not been provided to new participants after December 31, 2010.

(c)	Reflects reimbursement for financial and tax planning assistance.

(d)
The incremental cost of Kellogg aircraft used for a non-business flight is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs include: (1) landing, parking, passenger ground transportation, crew travel and flight planning services expenses; (2) supplies, catering and crew traveling expenses; (3) aircraft fuel and oil expenses; (4) maintenance, parts and external labor (inspections and repairs); and (5) any customs, foreign permit and similar fees. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost. On certain occasions, an NEO or an NEO’s spouse or other family member may fly on the corporate aircraft as additional passengers. No additional direct operating cost is incurred in such situations under the foregoing methodology because the costs would not be incremental. Kellogg does not pay its NEOs any amounts in respect of taxes (so called gross up payments) on income imputed to them for non-business aircraft usage.

(e)	Actual cost of a physical health exam.

(f)
As a global organization, senior executives are located in key business centers around the world. To facilitate the assignment of experienced employees to support the business, we provide for the reimbursement of certain expenses incurred as a result of their international relocation and assignment. The objective of this program is to manage through disruption and ensure that the employees not be financially disadvantaged or advantaged in a meaningful way as a result of the relocation. Mr. Norman was relocated to our offices in Switzerland in September 2012 to manage our European operations and has returned to the U.S. The payment of the following expenses is pursuant to our reimbursement policy on relocation and temporary international assignment, applicable to eligible employees who relocate at the request of Kellogg: relocation related payments ($11,128) to address the incremental cost of moving, housing, living and other associated costs; and tax equalization and other payments ($68,013) to ensure that Mr. Norman bears a tax burden that would be comparable to his U.S. tax burden on income that is not related to the international relocation and temporary assignment. Mr. Norman remains financially responsible for the amount of taxes he would have incurred if he had continued to live and work in the U.S.

In addition to the foregoing compensation, the NEOs also participated in health and welfare benefit programs, including vacation and medical, dental, prescription drug and disability coverage. These programs are generally available and comparable to those programs provided to all U.S. salaried employees.

(6)
Due to the increase in fiscal year-end discount rates from 2012 to 2013, the actuarial value of the pensions for Mr. Norman and Mr. Pilnick decreased by $370,000 and $95,000, respectively, during 2013.

(7)	2014 All Other Compensation for Mr. Bryant includes $4,858 for financial planning assistance.
Grant of Plan-Based Awards Table.
During 2015, we granted the following plan-based awards to our NEOs:

•	Stock Options;

•	2015 AIP grants (annual cash performance-based awards) paid in March 2016; and

•	2015-2017 EPP grants (multi-year stock performance-based awards).
Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below. For a detailed discussion of each of these awards and their material terms, refer to “Executive Compensation — Summary Compensation Table” and “Compensation Discussion and Analysis — Compensation Plans and Design” above.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant-date Fair Value of Stock and Option Awards ($)
		Thres- hold ($)	Target ($)	Max- imum ($)	Thres- hold (#)	Target (#)	Max- imum (#)
John Bryant
Stock options	2/20/2015								272,000	64.09	2,034,560	(2)
2015 AIP		0	1,980,000	3,960,000
2015-17 EPP	2/20/2015				0	57,100	114,200				3,293,528	(3)
Paul Norman
Stock options	2/20/2015								79,400	64.09	593,912	(2)
2015 AIP		0	798,000	1,596,000
2015-17 EPP	2/20/2015				0	16,700	33,400				963,256	(3)
Ron Dissinger
Stock options	2/20/2015								64,800	64.09	484,704	(2)
2015 AIP		0	689,000	1,378,000
2015-17 EPP	2/20/2015				0	13,600	27,200				784,448	(3)
Alistair Hirst
Stock options	2/20/2015								41,800	64.09	312,664	(2)
2015 AIP		0	474,100	948,200
2015-17 EPP	2/20/2015				0	8,800	17,600				507,584	(3)
Gary Pilnick
Stock options	2/20/2015								49,300	64.09	368,764	(2)
2015 AIP		0	605,900	1,211,800
2015-17 EPP	2/20/2015				0	10,400	20,800				599,872	(3)

(1)
Represents estimated possible payouts on the grant date for annual performance cash awards granted in 2015 under the 2015 AIP for each of our NEOs. The AIP is an annual cash incentive opportunity and, therefore, these awards are earned in the year of grant. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts related to the 2015 AIP. See also “Compensation Discussion and Analysis — Compensation Plans and Design — Annual Incentives” for additional information about the 2015 AIP.

(2)
Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2016. The grant-date fair value of the stock option awards will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the number of shares exercised and the price of our common stock on the date exercised.

(3)
Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2016. This grant-date fair value assumes that each participant earns the target EPP award (i.e., 100% of EPP target). The actual value the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest.

Outstanding Equity Awards at Fiscal Year-End Table.
The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2015:
Stock Options (disclosed under the “Option Awards” columns). Represents annual option grants made in February of each year to our NEOs.
Restricted Stock and Restricted Stock Units (disclosed under the “Stock Awards” columns).  On September 20, 2013, Messrs. Norman, Dissinger and Pilnick each received a grant of performance-based restricted stock units. The awards will vest in full on the third anniversary of the grant date, but only if Kellogg exceeds a minimum diluted earnings per share threshold measured on a cumulative basis commencing at the beginning of the fourth quarter of fiscal 2013 and ending at the end of the third quarter of fiscal 2016. If vested, the awards are paid in shares of common stock at the end of the performance period.
2013-2015 EPP Grants (disclosed under the “Stock Awards” columns). The 2013-2015 EPP cycle began on December 30, 2012 (first day of fiscal 2013) and concluded on January 2, 2016 (last day of fiscal 2015). Dividends are not paid on unvested EPP awards. The 2013-2015 awards are based on currency-neutral comparable net sales growth and currency-neutral comparable operating profit growth. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.
2014-2016 EPP Grants (disclosed under the “Stock Awards” columns). The 2014-2016 EPP cycle began on December 29, 2013 (first day of fiscal 2014) and concludes on December 31, 2016 (last day of fiscal 2016). Dividends are not paid on unvested EPP awards. The 2014-2016 awards are based on currency-neutral comparable net sales growth and currency-neutral comparable operating profit growth. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.
2015-2017 EPP Grants (disclosed under the “Stock Awards” columns). The 2015-2017 EPP cycle began on January 4, 2015 (first day of fiscal 2015) and concludes on December 30, 2017 (last day of fiscal 2017). Dividends are not paid on unvested EPP awards. The 2015-2017 awards are based on cumulative cash flow and relative total shareowner return. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)(3)	Option Exercise Price ($)(4)	Option Expiration Date(5)	Number of Shares or Units of Stock That Have Not Vested (#)(6)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
John Bryant
Options	290,300	—		53.01	2/18/2021
	323,100	—		52.53	2/17/2022
	218,133	109,067(10)		60.01	2/22/2023
	116,566	233,134(11)		59.95	2/21/2024
	—	272,000(12)		64.09	2/20/2025
2013-15 EPP(13)								93,400	6,750,018
2014-16 EPP								90,400	6,533,208
2015-17 EPP								114,200	8,253,234
Paul Norman
Options	73,400	—		53.20	2/19/2020
	80,200	—		53.01	2/18/2021
	97,800	—		52.53	2/17/2022
	50,533	25,267(10)		60.01	2/22/2023
	28,200	56,400(11)		59.95	2/21/2024
	—	79,400(12)		64.09	2/20/2025
Restricted Stock Units(14)						11,300	816,651
2013-15 EPP(13)								16,200	1,170,774
2014-16 EPP								16,600	1,199,682
2015-17 EPP								33,400	2,413,818
Ron Dissinger
Options	71,000	—		53.01	2/18/2021
	75,600	—		52.53	2/17/2022
	50,200	25,100(10)		60.01	2/22/2023
	27,900	55,800(11)		59.95	2/21/2024
	—	64,800(12)		64.09	2/20/2025
Restricted Stock Units(14)						10,500	758,835
2013-15 EPP(13)								16,200	1,170,774
2014-16 EPP								16,400	1,185,228
2015-17 EPP								27,200	1,965,744
Alistair Hirst
Options	17,000	—		52.53	2/17/2022
	24,466	12,234(10)		60.01	2/22/2023
	19,233	38,467(11)		59.95	2/21/2024
	—	41,800(12)		64.09	2/20/2025
Restricted Stock (15)						13,357	965,310
2013-15 EPP(13)								7,800	563,706
2014-16 EPP								11,400	823,878
2015-17 EPP								17,600	1,271,952
Gary Pilnick
	46,900	—		53.20	2/19/2020
	59,000	—		53.01	2/18/2021
	67,700	—		52.53	2/17/2022
	33,466	16,734(10)		60.01	2/22/2023
	21,600	43,200(11)		59.95	2/21/2024
Options	—	49,300(12)		64.09	2/20/2025
Restricted Stock Units(14)						10,500	758,835
2013-15 EPP(13)								10,800	780,516
2014-16 EPP								12,800	925,056
2015-17 EPP								20,800	1,503,216

(1)
On an award-by-award basis, the number of securities underlying unexercised options that are exercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(2)
On an award-by-award basis, the number of securities underlying unexercised options that are unexercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(3)	On an award-by-award basis, there were no shares underlying unexercised options awarded under any equity incentive plan that have not been earned.

(4)	The exercise price for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(5)	The expiration date for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(6)	The total number of shares of stock that have not vested and that are not reported in Column 8 — “Number of Unearned Shares, Units or Other Rights That Have Not Vested.”

(7)
Represents the number of shares of stock that have not vested and that are not reported in Column 9 — “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” multiplied by the closing price of our common stock on January 1, 2016 (the last trading day of fiscal 2015).

(8)
Represents the “maximum” number of shares that could be earned under outstanding EPP awards. The cycle for the 2013-2015 EPP grants concluded on January 2, 2016, the cycle for the 2014-2016 EPP grants concludes on December 31, 2016 and the cycle for the 2015-2017 EPP grants concludes on December 30, 2017. The ultimate number of shares issued under the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date. For additional information with respect to these awards, refer to “Executive Compensation — Summary Compensation Table” and “Compensation Discussion and Analysis — Compensation Plans and Design.”

(9)
Represents the “maximum” number of shares that could be earned under outstanding EPP awards multiplied by the closing price of our common stock on January 1, 2016 (the last trading day of fiscal 2015). The ultimate value of the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date.

(10)	One-third of these options vested on February 22, 2014; one-third vested on February 22, 2015; and one-third vested on February 22, 2016.

(11)	One-third of these options vested on February 21, 2015; one-third vested on February 21, 2016; and one-third will vest on February 21, 2017.

(12)	One-third of these options vested on February 20, 2016; one-third will vest on February 20, 2017; and one-third will vest on February 20, 2018.

(13)	Vested on February 19, 2016. For actual payout amounts, see the 2013-2015 EPP table on page 35.

(14)
The restricted stock units will vest in full on September 20, 2016, the third anniversary of the grant date, but only if Kellogg exceeds a minimum diluted earnings per share threshold measured on a cumulative basis commencing at the beginning of the fourth quarter of fiscal 2013 and ending at the end of the third quarter of fiscal 2016. If these performance thresholds are met, the awards are paid in shares of common stock at the end of the performance period.

(15)	The restricted stock will vest in full on December 19, 2017, the fifth anniversary of the grant date.
Option Exercises and Stock Vested Table.
With respect to our NEOs, this table shows the stock options exercised by such officers during 2015 (disclosed under the “Option Awards” columns). The dollar value reflects the total pre-tax value realized by such officers (Kellogg stock price at exercise minus the option’s exercise price), not the grant-date fair value disclosed elsewhere in this proxy statement. Value from these option exercises were only realized to the extent our stock price increased relative to the stock price at grant (exercise price). These options have been granted to the NEOs since 2005. Consequently, the value realized by the executives upon exercise of the options was actually earned over a period of up to 10 years.

The 2012-2014 EPP cycle began on December 30, 2011 (first day of fiscal 2012) and concluded on January 3, 2015 (last day of fiscal 2014). Although the performance period ended on January 3, 2015, each NEO had to be actively employed by Kellogg on the date the awards vested (February 20, 2015) in order to be eligible to receive a payout.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)
John Bryant	150,400	2,203,650	12,110	776,130
Paul Norman	44,700	784,022	3,675	235,531
Ron Dissinger	90,900	1,294,008	2,835	181,695
Alistair Hirst	45,400	546,442	735	47,106
Gary Pilnick	93,600	1,723,169	2,555	163,750

(1)
Mr. Bryant retained all after-tax shares acquired from the exercise of options in Kellogg stock; the other NEOs retained at least 10% of the after-tax shares acquired from the exercise of options in Kellogg stock, increasing the amount of their overall holdings.

(2)
Does not reflect the payout of 2013-2015 EPP awards. The 2013-2015 EPP cycle began on December 30, 2012 (first day of fiscal 2013) and concluded on January 2, 2016 (last day of fiscal 2015). Although the performance period ended on January 2, 2016, each NEO had to be actively employed by Kellogg on the date the awards vested (February 19, 2016) in order to be eligible to receive a payout. See “Compensation Discussion and Analysis — Compensation Plans and Design — Long-Term Incentives — Executive Performance Plan — 2013-2015 EPP” and “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End Table” for additional information.

RETIREMENT AND NON-QUALIFIED DEFINED CONTRIBUTION AND
DEFERRED COMPENSATION PLANS

Our NEOs are eligible to participate in Kellogg-provided pension plans which provide benefits based on years of service and pay (salary plus annual incentive) to a broad base of eligible employees. Our NEOs are eligible to receive market-based benefits when they retire from Kellogg. The C&T Committee utilizes survey information for Fortune 500 companies compiled by Aon Hewitt, Willis Towers Watson, and Mercer, as well as industry survey data prepared by Aon Hewitt, to help determine the appropriate level of benefits. The Aon Hewitt industry survey data contain detailed retirement income benefit practices for a broad-based group of consumer products companies, which includes Kellogg, the companies in our compensation peer group (other than The Coca-Cola Co., who did not participate in the survey) and the following additional consumer products companies: Armstrong World Industries, Inc., Johnson & Johnson, S.C. Johnson Consumer Products, L’Oréal USA, Inc., McCormick & Company, Inc., The Procter & Gamble Co., Nestle USA, Inc., Reynolds American, Inc. and Unilever United States, Inc. Rather than commissioning a customized survey, the C&T Committee uses the same survey information used by Kellogg to set these benefits for all U.S. salaried employees. Since our NEOs participate in the same plans (with exceptions noted) as our eligible U.S. salaried employees, leveraging the survey data is a cost-effective way to set these benefits. Based on the industry survey, the Committee targets the median retirement income replacement among similarly situated executives. The targeted amount of the total retirement benefits is provided through a combination of qualified and non-qualified defined contribution plans and qualified and non-qualified defined benefit plans. The plans are designed to provide an appropriate level of replacement income upon retirement. These benefits consist of:

•	annual accruals under our pension plans; and

•	deferrals by the executive of salary and annual incentives, and matching contributions by us, under our savings and investment plans.
Both our U.S. pension program and our U.S. savings and investment program include restoration plans for our U.S. executives, which allow us to provide benefits comparable to those which would be available under our IRS qualified plans if the IRS regulations did not include limits on covered compensation and benefits. We refer to these plans as “restoration plans” because they restore benefits that would otherwise be available under the plans. These plans use the same benefit formulas as our broad-based IRS qualified plans, and use the same types of compensation to determine benefit amounts.
Amounts earned under long-term incentive programs such as EPP, gains from stock options and awards of restricted stock and restricted stock units are not included when determining retirement benefits for any employee (including executives). We do not pay above-market interest rates on amounts deferred under our savings and investment plans.
The amount of an employee’s compensation is an integral component of determining the benefits provided under pension and savings plan formulas, and thus an individual’s performance over time will influence the level of his or her retirement benefits.
Pension Plans. Our U.S. pension plans are composed of the Kellogg Company Pension Plan and the non-qualified restoration plans, which include the Kellogg Company Executive Excess Plan for accruals after December 31, 2004, and the Kellogg Company Excess Benefit Retirement Plan for accruals on or before December 31, 2004 (collectively, the “U.S. Pension Plans”).
Below is an overview of our U.S. Pension Plans in which each NEO participates. Since 2008, Mr. Bryant and Mr. Pilnick have been treated as grandfathered participants under these plans.

	Qualified Pension Plan	Non-Qualified Plans
Reason for Plan	Provide eligible employees with a competitive level of retirement benefits based on pay and years of service.	Provide eligible employees with a competitive level of retirement benefits by “restoring” the benefits limited by the Internal Revenue Code. Based on the formula used in the Qualified Pension Plan.
Eligibility	Salaried employees, including the CEO, CFO and other NEOs, and certain hourly and union employees.	Eligible employees impacted under the Internal Revenue Code by statutory limits on the level of compensation and benefits that can be considered in determining Kellogg-provided retirement benefits.
Payment Form	Monthly annuity.	Monthly annuity or lump sum at the choice of the executive.
Participation, as of January 1, 2003	Active Kellogg heritage employees who are 40 years of age or older or have 10 or more years of service.
Retirement Eligibility
Full Unreduced Benefit:
•    Normal retirement age 65
•    Age 55 with 30 or more years of service
•    Age 62 with 5 years of service
Reduced Benefit:
•    Age 55 with 20 years of service
•    Any age with 30 years of service

Pension Formula	Single Life Annuity = 1.5% x (years of service) x (final average pay based on the average of highest three consecutive years) — (Social Security offset)
Pensionable Earnings
Includes only base pay and annual incentive payments. We do not include any other compensation, such as restricted stock grants, restricted stock unit grants, EPP payouts, gains from stock option exercises and any other form of stock- or option-based compensation in calculating pensionable earnings.

The estimated actuarial present value of the retirement benefit accrued through January 2, 2016 appears in the following table. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. Specifically, present value amounts were determined based on the financial accounting discount rate of 4.42% for the Qualified Pension Plan and 4.43% for the Non-Qualified Pension Plan. Benefits subject to lump-sum distributions were determined using an interest rate of 4.43% and current statutory mortality under the Pension Protection Act for each NEO. For further information on our accounting for pension plans, refer to Note 9 within Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2016. The actuarial increase in 2015 of the projected retirement benefits can be found in the Summary Compensation Table under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” (all amounts reported under that heading represent actuarial increases in the Pension Plans). No payments were made to our NEOs under the Pension Plans during 2015. The number of years of credited service disclosed below equals an executive’s length of service with Kellogg. For Mr. Pilnick, all of his years of service are reflected in the ‘2005 and After’ plan because he had not yet vested in the earlier plan at the time the new plan was established to qualify for 409A treatment. For Mr. Hirst, all of his years of service are reflected in the ‘2005 and After’ plan because he first became eligible for the U.S. pension plans in 2005 when he transferred from U.K. payroll to U.S. payroll. Per the terms of our U.S. pension plans, all of his years of service working for Kellogg in the U.K. and South Africa were included as years of service in the U.S. plan upon his transfer to U.S. payroll with offsets for any pension benefits he earned working for Kellogg in the U.K. and South Africa.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John Bryant	U.S. Qualified Pension Plan	18	398,000
	Non-Qualified Plan (2004 and before)	7	322,000
	Non-Qualified Plan (2005 and after)	11	5,788,000
	TOTAL		6,508,000	—
Paul Norman	U.S. Qualified Pension Plan	29	934,000
	Non-Qualified Plan (2004 and before)	18	565,000
	Non-Qualified Plan (2005 and after)	11	7,304,000
	TOTAL		8,803,000	—
Ron Dissinger	U.S. Qualified Pension Plan	28	1,026,000
	Non-Qualified Plan (2004 and before)	17	345,000
	Non-Qualified Plan (2005 and after)	11	6,230,000
	TOTAL		7,601,000	—
Alistair Hirst	U.S. Qualified Pension Plan	32	910,000
	Non-Qualified Plan (2004 and before)	—	—
	Non-Qualified Plan (2005 and after)	32	6,015,000
	TOTAL		6,925,000	—
Gary Pilnick	U.S. Qualified Pension Plan	15	352,000
	Non-Qualified Plan (2004 and before)	—	—
	Non-Qualified Plan (2005 and after)	15	2,197,000
	TOTAL		2,549,000	—
Non-Qualified Deferred Compensation.
We offer both qualified and non-qualified defined contribution plans for employees to elect voluntary deferrals of salary and annual incentive awards. Our defined contribution plans are composed of (1) the Savings & Investment Plan (which is a qualified plan available to substantially all salaried employees) and (2) the Restoration Savings & Investment Plan (“Restoration Plan”), which is a non-qualified plan as described below. Effective on January 1, 2005, the Restoration Plan was renamed the Grandfathered Restoration Plan to preserve certain distribution options previously available in the old Restoration Plan, but no longer allow for deferrals after January 1, 2005 under IRS regulations issued under Section 409A of the Internal Revenue Code. Deferrals after January 1, 2005 are included in a new Restoration Plan, which complies with IRS regulations under Section 409A. Under these plans, employees can defer up to 50% of base salary plus annual incentives. Payouts are generally made after retirement or termination of employment with Kellogg, either as annual installments or as a lump sum, based on the distribution payment alternative elected under each plan. Participants in the Restoration Plan may not make withdrawals during their employment. Participants in the Grandfathered Restoration Plan may make withdrawals during employment, but must pay a 10% penalty on any in-service withdrawal.
In order to assist employees with saving for retirement, we provide matching contributions on employee deferrals. Under this program, we match 100% of employee deferral contributions up to 3% of eligible compensation (i.e., base salary plus annual incentive), and 50% of employee deferral compensation between 3% and 5% of eligible compensation. Accordingly, if employees contribute 5% of eligible compensation, we provide a matching contribution of 4% of eligible compensation. No Kellogg matching contributions are provided above 5% of eligible compensation deferred by employees. Kellogg matching contributions are immediately vested.
Our Restoration Plan is a non-qualified, unfunded plan we offer to employees who are impacted by the statutory limits of the Internal Revenue Code on contributions under our qualified plan. The Restoration Plan allows us to provide the same matching contribution, as a percentage of eligible compensation, to impacted employees as other employees. All contributions to the Restoration Plan are treated as if they are invested in the Stable Income Fund, which was selected by Kellogg (and is one of the 11 investment choices available to employees participating in the Savings & Investment Plan). The average annual rate of return for the Stable Income Fund has been about 2.8% over the last 10 years. As an unfunded plan, no money is actually invested in the Stable Income Fund; contributions and earnings/losses are tracked in a book-entry account and all account balances are general Kellogg obligations.
The following table provides information with respect to our Restoration Plan for each NEO. This table excludes information with respect to our Savings & Investment Plan, which is a qualified plan available to all salaried Kellogg employees as described above.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at Last FYE ($)(4)(5)
John Bryant	162,470	92,840	38,484	—	2,365,037
Paul Norman	57,442	45,953	25,185	—	1,530,190
Ron Dissinger	192,000	38,400	23,728	—	1,499,329
Alistair Hirst	159,614	31,923	9,150	—	620,024
Gary Pilnick	47,221	37,777	27,580	—	1,665,848

(1)	Amounts in this column are included in the “Salary” column in the Summary Compensation Table.

(2)	Amounts in this column are Kellogg matching contributions and are reflected in the Summary Compensation Table under the heading “All Other Compensation.”

(3)	Represents at-market/non-preferential earnings on the accumulated balance in 2015.

(4)
Aggregate balance as of January 2, 2016 is the total market value of the deferred compensation account, including executive contributions, Kellogg matching contributions and any earnings, including contributions and earnings from past fiscal years.

(5)	The amounts in the table below are also being reported as compensation in the Summary Compensation Table in the years indicated.

Name	Fiscal Year	Reported Amounts ($)
John Bryant	2015	255,310
	2014	278,713
	2013	218,875
Paul Norman	2015	103,395
	2014	112,239
	2013	95,580
Ron Dissinger	2015	230,400
	2014	269,760
	2013	168,269
Alistair Hirst	2015	191,537
	2014	180,058
	2013	109,445
Gary Pilnick	2015	84,998
	2014	91,303
	2013	74,648

POTENTIAL POST-EMPLOYMENT PAYMENTS

Our executive officers are eligible to receive benefits in the event their employment is terminated (1) by Kellogg without cause, (2) upon their retirement, disability or death or (3) in certain circumstances following a change in control. The amount of benefits will vary based on the reason for the termination.
The following sections present calculations, as of January 2, 2016, of the estimated benefits our executive officers would receive in these situations. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if an eligible termination event were to occur.
In addition to the amounts disclosed in the following sections, each executive officer would retain the amounts he has earned or accrued over the course of his employment prior to the termination event, such as the executive’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options and other vested equity awards. For further information about previously earned and accrued amounts, see “Executive Compensation — Summary Compensation Table,” “Executive Compensation — Outstanding Equity Awards at Fiscal Year End Table,” “Executive Compensation — Option Exercises and Stock Vested Table” and “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”
Severance Benefits.
The NEOs are covered by arrangements which specify payments in the event the executive’s employment is terminated. We believe these severance benefits are competitive with our compensation peer group and general industry practices. The Kellogg Company Severance Benefit Plan and the Change in Control Policy have been established primarily to attract and retain talented and experienced executives and further motivate them to contribute to our short- and long-term success for the benefit of our Shareowners, particularly during uncertain times.
The Kellogg Company Severance Benefit Plan provides market-based severance benefits to employees who are terminated by Kellogg under certain circumstances. Kellogg benefits from this program in a variety of ways, including that Kellogg has the right to receive a general release, non-compete, non-solicitation and non-disparagement agreement from separated employees in exchange for the benefits provided under the program.
The Change in Control Policy provides market-based benefits to executives in connection with a change in control in the event an executive is terminated without cause or the executive terminates employment for “good reason.” The Change in Control Policy protects Shareowner interests by enhancing employee focus during rumored or actual change in control activity by providing incentives to remain with Kellogg despite uncertainties while a transaction is under consideration or pending.
If the employment of an executive (including an NEO) is terminated without cause, he or she will be entitled to receive benefits under the Kellogg Company Severance Benefit Plan. Benefits under the Severance Benefit Plan are not available if an executive is terminated for cause.
In the event we terminate the “at-will” employment of an NEO for reasons other than cause, he would receive severance-related benefits under the Kellogg Company Severance Benefit Plan. The plan is designed to apply in situations where Kellogg terminates employment for reasons such as (1) individual and Company performance; (2) a reduction in work force; (3) the closing, sale or relocation of a Kellogg facility; (4) the elimination of a position; or (5) other reasons approved by the Kellogg ERISA Administrative Committee. Under the plan:

•	The executive is entitled to receive cash compensation equal to two times base salary and two times target annual incentive award, paid in installments over a two-year severance period.

•	Kellogg has the discretion to pay the executive an annual incentive award for the current year at the actual payout level, prorated as of the date of termination.

•
Previously-granted stock option and restricted stock awards continue to vest during the two-year severance period. All awards not vested or earned after the two-year period are forfeited. EPP awards do not vest under the terms of the severance plan unless the executive is eligible to retire at the time of his termination.

•
The executive is entitled to continue to participate in certain welfare and insurance benefits during the two-year severance period. However, executives do not earn any additional service credit during the severance period and severance payments are not included in pensionable earnings.

•	The executive is entitled to receive outplacement assistance for 12 months following termination.
Severance-related benefits are provided only if the executive executes a separation agreement prepared by Kellogg, which may include a general release, non-compete, non-solicitation, non-disparagement and confidentiality provisions.
The following table presents the estimated separation benefits which we would have been required to pay to each NEO if his employment had been terminated as of January 2, 2016.

	Severance Pay
	Cash Compensation				Vesting of Unvested			Benefits		Other
Name	Two Times Base Salary ($)	Two Times Target Annual Incentive		2015 Annual Incentive ($)	Stock Options ($)(1)	EPP Awards ($)(2)	Restricted Stock/ Restricted Stock Units ($)(1)	Health and Welfare Benefits ($)(3)	Change to Retirement Benefits ($)(4)	Outplacement ($)	Total ($)
John Bryant	2,400,000	3,960,000		2,395,800	5,693,420	1,181,253	—	100,000	(2,481,000)	7,000	13,256,473
Paul Norman	1,520,000	1,596,000		1,244,900	1,437,832	204,885	—	100,000	(5,157,000)	7,000	953,617
Ron Dissinger	1,378,000	1,378,000		833,700	1,501,552	928,453	758,835	100,000	(415,000)	7,000	6,470,540
Alistair Hirst	1,115,600	—	(5)	573,700	950,542	585,821	—	100,000	—	7,000	3,332,663
Gary Pilnick	1,346,400	1,211,800		945,200	1,006,367	136,590	—	100,000	(956,000)	7,000	3,797,357

(1)
Represents the intrinsic value of unvested stock options, restricted stock units and restricted stock as of January 2, 2016 that would vest in connection with a termination, based on a stock price of $72.27. For Mr. Dissinger and Mr. Hirst, all of the outstanding stock options awarded prior to 2015 would vest at the end of their severance periods and their outstanding 2015 stock option award would partially vest, because they are retirement eligible, on a prorated basis until the end of their severance periods. For Mr. Dissinger, the restricted stock unit grants would fully vest at the end of his severance period because he is retirement eligible. Mr Hirst’s restricted stock unit grant would be forfeited based on the terms and conditions of his award.

(2)
Represents the value based on the actual number of shares paid out under the 2013-2015 EPP, which would be payable at our discretion, and a stock price of $72.27. For Mr. Dissinger and Mr. Hirst, who are retirement-eligible, includes the value based on the target number of shares under the 2014-2016 EPP and 2015-2017 EPP prorated for time worked during the performance period, in each case at a stock price of $72.27. Since our other NEOs are not retirement-eligible as of January 2, 2016, their 2014-2016 EPP and 2015-2017 EPP awards would be forfeited.

(3)	Represents the estimated costs to Kellogg of continued participation in medical, dental and life insurance benefits during the severance period.

(4)
Represents the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through January 2, 2016 for each NEO associated with terminating an NEO’s employment without cause. The estimated actuarial present value of retirement benefit accrued through January 2, 2016 appears in the Pension Benefits Table on page 52 of this proxy statement. For each NEO, changes to retirement benefits upon severance vary depending on age, service and pension formula at the time of termination. For each NEO (other than Mr. Hirst), the change to his retirement benefit is negative because, based on his age, service and pension formula, his pension benefit upon severance does not include early retirement subsidies that are assumed to be earned under the pension benefit calculated in the Pension Benefit Table.

(5)
Mr. Hirst became a senior executive after the C&T Committee updated the Kellogg Company Severance Plan to, among other things, change the calculation of the cash severance amount for future participants. As a result, Mr. Hirst would not be eligible to receive the payment equal to two times the target annual incentive award.

Retirement, Disability and Death
Retirement.    In the event of retirement, an executive is entitled to (1) receive the benefits payable under our retirement plans and (2) accelerated vesting of unvested stock options granted in 2013 and 2014, prorated vesting of unvested stock options granted in 2015, continued vesting of his or her awards under our outstanding EPP plans (the amount of which will be based on our actual performance during the relevant periods and paid after the end of the performance periods) and continued vesting of his or her restricted stock units (depending on the terms and conditions of the award). EPP payouts are prorated as of the date of retirement. In addition, we have the discretion to pay an executive the actual annual incentive award for the current year, prorated as of the date of retirement.
The following table presents the estimated benefits payable, based on retirement as of January 2, 2016, to those NEOs who were retirement-eligible as of January 2, 2016, assuming they retired on that date. In addition to the benefits shown in this table, the NEOs would be entitled to their vested benefits under our retirement plans, which are described in the section of this proxy statement called “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

	Additional Benefits Upon Retirement(1)
	Cash Compensation		Vesting of Unvested Equity Awards			Total
Name	Base Salary ($)(2)	2015 Annual Incentive ($)(3)	Stock Options ($)(4)	EPP Awards ($)(5)	Restricted Stock/Restricted Stock Units ($)	($)
Ron Dissinger	—	833,700	1,147,840	928,453	758,835	3,668,828
Alistair Hirst	—	573,700	722,376	585,821	—	1,881,897

(1)	Information regarding Mr. Bryant, Mr. Norman and Mr. Pilnick is not presented in this table because these individuals were not retirement-eligible as of January 2, 2016.

(2)	Payable through retirement date only.

(3)	Payable at our discretion.

(4)
Represents the intrinsic value of unvested stock options that would vest upon retirement as of January 2, 2016 based on a stock price of $72.27. For awards made prior to 2015, this would include all stock options, and for awards made in 2015, this would include a prorated number of stock options.

(5)
Valued based on the actual number of shares paid out under the 2013-2015 EPP and the prorated target number of shares under the 2014-2016 EPP and 2015-2017 EPP and, in each case, a stock price of $72.27.

Death or Disability.    In the event of an NEO’s death, his beneficiary would receive payouts under Kellogg-funded life insurance policies and our Executive Survivor Income Plan. However, the deceased NEO’s retirement benefits would be converted to a joint survivor annuity, resulting in a decrease in the cost of these benefits. In the event of an NEO’s disability, the executive would receive disability benefits starting six months following the onset of the disability with no reductions or penalty for early retirement.

The following table presents the estimated benefits payable upon death or disability as of January 2, 2016.

	Additional Benefits Upon Death or Disability
	Annual Incentive and Accelerated Vesting(1)	Adjustments Due to Death			Adjustments Due to Disability
Name	Total ($)	Life Insurance and Executive Survivor Income Plan Benefits ($)(2)	Change to Retirement Benefits ($)(3)	Total for Death ($)	Change to Retirement Benefits ($)(4)	Total for Disability ($)
John Bryant	11,984,343	12,587,000	(2,953,000)	21,618,343	(2,481,000)	9,503,343
Paul Norman	4,261,320	7,155,000	(5,761,000)	5,655,320	(5,157,000)	(895,680)
Ron Dissinger	3,668,828	5,602,000	(4,045,000)	5,225,828	(415,000)	3,253,828
Alistair Hirst	2,847,207	3,100,000	(3,601,000)	2,346,207	—	2,847,207
Gary Pilnick	3,253,666	5,865,000	(1,120,000)	7,998,666	(956,000)	2,297,666

(1)
Represents the aggregate value of the 2015 AIP, the intrinsic value of unvested stock options that would vest upon death or disability (which, for awards made prior to 2015, would be all stock options, and for awards made in 2015, a prorated number of stock options), the value of outstanding “target” EPP awards (which would continue to vest following death or disability, be payable based on our actual performance during the relevant periods and be paid following the end of the performance periods prorated for time worked during the performance period) and the value of restricted stock and restricted stock units (which would continue to vest following death or disability), in each case, based on a stock price of $72.27.

(2)	Payment of death benefits for Company-paid life insurance and Executive Survivor Income Plan.

(3)
Represents the incremental value of retiree medical and the increase (decrease) to the estimated actuarial present value of retirement benefits accrued through January 2, 2016 for each NEO associated with an NEOs retirement benefits being converted to a survivor annuity upon his death. The estimated actuarial present value of retirement benefits accrued through January 2, 2016 appears in the Pension Benefits Table on page 52 of this proxy statement. The Change to Retirement Benefits is negative because the benefits provided upon death do not include early retirement subsidies otherwise included in the estimate of retirement benefits. Also, the survivor annuity upon death is reduced to less than 50% of the benefit provided upon early or normal retirement.

(4)
For each NEO (other than Mr. Hirst), the Change to Retirement Benefits is negative because the disability retirement payments begin at a later age (age 65) than early retirement benefits (age first eligible to receive an unreduced pension). The estimated actuarial present value of retirement benefits accrued through January 2, 2016 appears in the Pension Benefits Table on page 52 of this proxy statement.

Potential Change in Control Payments.    We have arrangements with each of our current NEOs that provide for benefits that are only payable if a “change in control” occurs. In 2014, as part of its periodic review, the C&T Committee reviewed the Company’s Change of Control Severance Policy (Policy) applicable to our NEOs and determined that certain changes were appropriate in light of evolving market practices. The Policy was changed to eliminate the excise tax gross-ups, simplify and reduce the potential amounts payable following a change in control, and add restrictive covenants and a release of claims as a condition to receiving payment under the Policy. At the same time, Mr. Bryant’s change in control severance agreement was updated in a manner consistent with the changes made in the updated Policy.
Our 2009 Long-Term Incentive Plan and 2013 Long-Term Incentive Plan specify the treatment of outstanding, unvested equity awards granted under each respective plan to employees, including the NEOs, upon the occurrence of a change of control (regardless of whether employment terminates). The severance and other benefits payable to NEOs are due only if (1) there is a change in control and (2) we terminate an NEO’s employment unrelated to cause, or if an NEO terminates his employment for good reason, within two years following the change in control, commonly referred to as a “Double Trigger.”

Good reason includes a material diminution of position, decrease in salary or target annual incentive percentage or meaningful change in location.
A “change in control” is defined in the arrangements to include a change in a majority of the Board, consummation of certain mergers, the sale of all or substantially all of our assets and Shareowner approval of a complete liquidation or dissolution. The “change in control” definition also includes an acquisition by a party of 20% or 30% of Kellogg common stock, depending on the post-acquisition ownership of the Kellogg Foundation and Gund family trusts (the “Trusts”). The applicable percentage is 20% or more if the Trusts do not collectively own more than 35% of the common stock. The applicable percentage is 30% or more if the Trusts collectively own more than 35% of the common stock.
The change-in-control related severance payments consist of the following:
Payments Triggered Upon a Change in Control.     EPP awards, restricted stock units, and stock options will retain their original vesting schedules and will not automatically vest upon a change in control (and only vest if there is no assumption, continuation or substitution of the outstanding awards with substitute awards that are, in the judgment of the C&T Committee, of equivalent value).
The following table shows the value of unvested equity awards as of January 2, 2016 for each executive listed below upon a change in control.

	Vesting of Unvested Equity Awards
Name	Stock Options ($)(1)	EPP Awards ($)(2)	Restricted Stock / Restricted Stock Units ($)(3)	Total ($)
John Bryant	6,434,332	4,738,383	—	11,172,715
Paul Norman	1,654,113	1,008,094	816,651	3,478,858
Ron Dissinger	1,525,246	928,453	758,835	3,212,534
Alistair Hirst	965,826	585,821	965,310	2,516,957
Gary Pilnick	1,140,657	696,105	758,835	2,595,597

(1)	Represents the intrinsic value of unvested stock options as of January 2, 2016, based on a stock price of $72.27.

(2)	Valued based on the actual number of shares paid out under the 2013-2015 EPP and the “target” number of shares under the 2014-2016 EPP and the 2015-2017 EPP and, in each case, a stock price of $72.27.

(3)	Represents the value of unvested restricted stock and restricted stock units as of January 2, 2016, based on a stock price of $72.27.
Payments Triggered Upon a Termination Following a Change in Control.     Cash severance is payable in the amount of two times the current annual salary plus two times the current target annual incentive award. In addition, executives are entitled to receive the annual incentive award for the current year at the target award level, prorated as of the date of termination. This amount is payable as a lump sum within 90 days after termination.
Additional retirement benefits would equal the actuarial equivalent of the benefit the executive would have received for two years of additional participation under our retirement plans. The executive will continue to participate in health and welfare benefit plans for a two-year period following termination, and will also receive outplacement assistance.

The following table assumes that each NEO is terminated after a change in control for reasons other than cause, retirement, disability or death. The unvested equity awards that would vest upon the change in control, shown in the table immediately above, are also shown below in the column “Vesting of Unvested Equity.” These values are estimated as of January 2, 2016.

	Cash Compensation			Benefits			Other	Subtotal			Estimated Payments Following CIC
Name	Two Times Base Salary ($)	Two Times Annual Incentive ($)(1)	2015 Annual Incentive Payment ($)	Health and Welfare Benefits ($)	Change to Retirement Benefits ($)(2)	Other Benefits and Perquisites ($)(3)	Out- placement ($)	If Termination Occurs ($)	Vesting of Unvested Equity ($)	Pay Reduction ($)(4)	Total If Termination Occurs ($)
John Bryant	2,400,000	3,960,000	1,980,000	100,000	(1,024,000)	50,000	7,000	7,473,000	11,172,715	(936,178)	17,709,537
Paul Norman	1,520,000	1,596,000	798,000	100,000	(4,109,000)	50,000	7,000	(38,000)	3,478,858	—	3,440,858
Ron Dissinger	1,378,000	1,378,000	689,000	100,000	1,027,000	50,000	7,000	4,629,000	3,212,534	—	7,841,534
Alistair Hirst	1,115,600	948,200	474,100	100,000	684,000	50,000	7,000	3,378,900	2,516,957	—	5,895,857
Gary Pilnick	1,346,400	1,211,800	605,900	100,000	(431,000)	50,000	7,000	2,890,100	2,595,597	—	5,485,697

(1)	Represents two times the target annual incentives award for 2015.

(2)
Represents the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through January 2, 2016 for each NEO associated with terminating an NEO’s employment without cause following a change in control. The estimated actuarial present value of retirement benefit accrued through January 2, 2016 appears in the Pension Benefits Table on page 52 of this proxy statement. For each NEO, changes to retirement benefits upon change in control vary depending on age, service and pension formula at the time of termination. For certain NEOs, the change to the retirement benefit is negative because, based on age, service and pension formula, the pension benefit upon change in control does not include early retirement benefits that are included in the value used on the Pension Benefits Table. For NEOs, change in control pension benefits are also increased because of the additional two years of service provided by change in control.

(3)	Consists of Kellogg-paid death benefits, financial planning and physical exams.

(4)
If an NEO becomes entitled to separation benefits following a change in control and such separation benefits would otherwise be subject to the excise tax under Section 4999 of the Internal Revenue Code, then the separation benefits will be reduced to $1.00 less than the amount which would trigger the excise tax if such reduction would result in the NEO receiving an equal or greater after-tax benefit than the NEO would have received if the full separation benefits were paid. This column represents the estimated amount of pay reduction to put the NEO in this position. The estimated values in this column were developed based on the provisions of Section 280G and 4999 of the Internal Revenue Code. The actual amount, if any, of the pay reduction will depend upon the NEO’s pay, terms of a change in control transaction and the subsequent impact on the executive’s employment.

RELATED PERSON TRANSACTIONS

Policy For Evaluating Related Person Transactions.    The Board has adopted a written policy relating to the Nominating and Governance Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations, which are commonly referred to as “Related Person Transactions.” A “related person” is defined under the applicable SEC regulation and includes our Directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Nominating and Governance Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Nominating and Governance Committee has evaluated it or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chair of the Nominating and Governance Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested Directors on the Nominating and Governance Committee. In approving any related person transaction, the Nominating and Governance Committee must determine that the transaction is fair and reasonable to Kellogg. The Nominating and Governance Committee periodically reports on its activities to the Board. The written policy relating to the Nominating and Governance Committee’s review and approval of related person transactions is available on our website under the “Investor Relations” tab, at the “Corporate Governance” link.
Related Person Transactions. There were no related person transactions in 2015 that require reporting under the SEC disclosure rules.

PROPOSAL 2 — ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Our Shareowners may vote, on an advisory (non-binding) basis, for a resolution to approve the compensation of our NEOs as disclosed in this proxy statement. At our 2011 Annual Meeting, a majority of Shareowners voted, consistent with the recommendation of Kellogg’s Board of Directors, to hold a shareowner advisory vote on a resolution to approve the compensation of Kellogg’s named executive officers annually, until the next required vote on the frequency of shareowner votes on the compensation of Kellogg’s named executive officers as required pursuant to Section 14(A) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The Board of Directors believes that the annual advisory votes on a resolution to approve executive compensation allow our Shareowners to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year, and is consistent with our policy of seeking input from, and engaging in discussions with, our Shareowners on corporate governance matters and our executive compensation philosophy, policies and practices.
This executive summary highlights core principles of our compensation program and the approach followed by the Compensation and Talent Management Committee.
Core Principles. We operate in a robust and challenging industry, where competitive compensation is important. We believe that our executive compensation program for our NEOs should be designed to (a) provide a competitive level of total compensation necessary to attract and retain talented and experienced executives; (b) appropriately motivate them to contribute to our short- and long-term success; and (c) help drive long-term total return for our Shareowners. Accordingly, the Core Principles that underpin our executive compensation program include Pay for Performance, Shareowner Alignment, Values-Based and Mitigating Risk. The following is a brief overview of each of these principles.
Pay for Performance. Our compensation program is designed to have a significant portion of an NEO’s actual compensation linked to Kellogg’s actual performance. We accomplish this by utilizing “performance-based” pay programs like our annual incentive, three-year executive performance and stock option plans, and by limiting perquisites.
Shareowner Alignment. We align the interest of our NEOs with Shareowners by encouraging our NEOs to have a meaningful personal financial stake in Kellogg. We gain this alignment by maintaining stock ownership guidelines, having a significant portion of an NEO’s target compensation stock-based, and using compensation plan goals that are tied to key financial metrics of Kellogg. In addition, our C&T Committee reviews ‘total shareowner return’ as a key financial metric when reviewing performance to verify our pay for performance connection.
Values-Based. Our NEOs are evaluated on the behaviors they exhibit as they drive results. The compensation program links the “what” each NEO contributes as well as “how” an NEO makes those contributions.
Mitigating Risk. Our compensation program is designed to mitigate risks relating to our business. The program accomplishes this by balancing short-term and rolling three-year incentives, which uses various financial metrics to ensure the business grows in a balanced manner. In addition, we use clawback provisions to mitigate risk by creating appropriate remedies under certain circumstances.
Compensation Approach. The approach utilized by the C&T Committee is a key feature that ensures that actual compensation and plan design are consistent with the Core Principles. Our compensation approach is a multi-step process based on (a) independent decision-making, (b) utilizing compensation peer group data to appropriately target compensation levels, (c) targeting compensation at the 50th percentile of the compensation peer group, (d) following a consistent, rigorous target setting process, and (e) utilizing verification tools to ensure appropriate decisions are being made.
Overview. Recently, the C&T Committee took the following actions:
Performance / Payouts. Pay for performance is one of the core principles that underpin our executive compensation program. Our overall trends in 2015 represented a significant year-over-year improvement and momentum built as the year progressed. The Company’s projections for performance in 2016 represent further improvement, building on the foundation created over the past two years. Specifically, the Company's performance exceeded each of the financial targets for the 2015 AIP (currency-neutral comparable operating profit, currency-neutral comparable net sales, and cash flow). The Company built momentum in our key businesses throughout the year, culminating with fourth quarter currency-neutral comparable net sales growth of 4.2% and currency-neutral comparable operating profit growth of 2.8%. Our U.S. cereal business saw significant improvement throughout the year and ended the year with fourth quarter consumption growth for the Kellogg brand of more than 2% and a category share gain of 70 basis points. In addition, the Company announced 2016 guidance in line with our long-term corporate targets. Awards for the 2015 AIP and 2013-2015 EPP are as follows:

•
AIP Payouts (Pay for Performance). The payout factor for the 2015 AIP is 121% of target, which is the formulaic result from the targets established at the beginning of the year for currency-neutral comparable net sales, currency-neutral comparable operating profit and cash flow.

•
2013-2015 EPP Payouts (Pay for Performance). The Committee determined that a payout of 35% of the 2013-2015 EPP target would be made to our NEOs for the 2013-2015 performance. The Committee concluded that a payout of 35% of target was appropriate for the Company's performance for the three-year period after considering the financial performance against EPP targets, as well as a variety of additional factors, including the Company's total shareowner return, payouts of similar programs for our compensation peer group, and key Company activities during the performance period.

Program Updates. The Committee and Company engage with a variety of stakeholders to gain feedback on its compensation programs, including discussions with Shareowners. Based on that feedback, and the Committee's reviews with Cook & Co., the following program updates were made to the Company's executive compensation program in 2015:

•
2015-2017 EPP Metrics (Shareowner Alignment). The 2015-2017 EPP metrics are cumulative cash flow and relative total shareowner return. Previously, the EPP metrics had been currency-neutral comparable net sales and currency-neutral comparable operating profit.

•
Long-term Incentives Mix (Pay for Performance). The long-term incentives mix for NEOs in 2015 was approximately 50% EPP and approximately 50% options. Previously, the long-term incentives mix had been approximately 30% EPP and approximately 70% options.

•
Compensation Peer Group (Compensation Approach). The compensation peer group was changed for 2016 compensation decisions to include Kraft Heinz Company, The J.M. Smucker Co. and Keurig Green Mountain. Previously, the compensation peer group had included Kraft Foods Group and H.J. Heinz Co. as separate entities. J.M Smucker Co. and Keurig Green Mountain were added to maintain a well-balanced peer group across company sizes and operating segments.

For the reasons discussed above, we are asking our Shareowners to indicate their support for our NEO compensation as described in this proxy statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.
“RESOLVED, that Kellogg Company’s Shareowners approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Kellogg Company’s Proxy Statement for the 2016 Annual Meeting of Shareowners pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
This resolution is advisory, and therefore not binding on Kellogg, the Board or the C&T Committee. The Board and the Committee value the opinions of Kellogg’s Shareowners and, to the extent there is any significant vote against the NEO compensation as disclosed in the proxy statement, we will consider such Shareowners’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 3 — RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP has been appointed by the Audit Committee, which is composed entirely of independent Directors, to be the independent registered public accounting firm for us for fiscal year 2016. PricewaterhouseCoopers LLP was our independent registered public accounting firm for fiscal year 2015. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and to have an opportunity to make a statement if they desire to do so. The PricewaterhouseCoopers LLP representative is also expected to be available to respond to appropriate questions at the meeting.
If the Shareowners fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider its appointment.
THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS KELLOGG’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Fees Paid to Independent Registered Public Accounting Firm.
Audit Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for the audit of our consolidated financial statements, statutory audits and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q was approximately $7.5 million in 2015 and $7.3 million in 2014.
Audit-Related Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for assistance and related services reasonably related to the performance of the audit of our consolidated financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q, which were not included in “Audit Fees” above was approximately $0.8 million in 2015 and $0.7 million in 2014. This assistance and related services generally consisted of consultation on the accounting or disclosure treatment of transactions or events and employee benefit plan audits.
Tax Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for tax compliance, tax advice, and tax planning was approximately $1.3 million in 2015 and $2.2 million in 2014. These tax compliance, tax advice and tax planning services generally consisted of U.S., federal, state, local and international tax planning, compliance and advice, with approximately $0.5 million being for tax compliance in 2015 and approximately $1.0 million being spent for tax compliance in 2014.
All Other Fees.    The aggregate amount of all other fees billed to Kellogg by PricewaterhouseCoopers LLP for services rendered, and which were not included in “Audit Fees,” “Audit-Related Fees,” or “Tax Fees” above, was $0 in both 2015 and 2014.
Preapproval Policies and Procedures.
The Charter of the Audit Committee and policies and procedures adopted by the Audit Committee provide that the Audit Committee shall pre-approve all audit, internal control-related and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent registered public accounting firm (and their affiliates) and shall disclose such services in our SEC filings to the extent required. Under the policies and procedures adopted by the Audit Committee, the Audit Committee pre-approves detailed and specifically described categories of services which are expected to be conducted over the subsequent twelve months or a longer specified period, except for the services and engagements which the Chairman has been authorized to pre-approve or approve. The Chairman of the Audit Committee has been delegated the authority to pre-approve or approve up to $500,000 of such engagements and services, but shall report such approvals at the next full Audit Committee meeting. Such policies and procedures do not include delegation of the Audit Committee’s responsibilities to Kellogg management.
All of the services described above for 2015 and 2014 were pre-approved by the Audit Committee and/or the Committee Chairman before PricewaterhouseCoopers LLP was engaged to render the services.

Audit Committee Report.
The Audit Committee oversees our financial reporting process on behalf of the Board. The Committee is composed of seven independent directors (as defined by the New York Stock Exchange Listing Standards), met five times in 2015 and operates under a written charter last amended by the Board in February 2015, which is posted on our website at http://investor.kelloggs.com/governance.cfm. As provided in the Charter, the Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, the Enterprise Risk Management process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the 2015 Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of our financial reporting and controls.
The Committee reviewed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our financial reporting, internal control and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 — Communications with Audit Committees.
The Committee has discussed with the independent registered public accounting firm their independence from Kellogg and its management, including matters in the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Committee also has considered whether the provision by the independent registered public accounting firm of non-audit professional services is compatible with maintaining their independence.
The Committee also discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also meets privately with the independent registered public accounting firm, Chief Legal Officer, Corporate Controller and Vice President of Internal Audit at each in-person meeting.
In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 2, 2016, for filing with the SEC. The Committee also reappointed our independent registered public accounting firm for our 2016 fiscal year.
AUDIT COMMITTEE

Rogelio Rebolledo, Chair
Stephanie Burns
John Dillon
Zachary Gund
Don Knauss
Mary Laschinger
Noel Wallace

PROPOSAL 4 — SHAREOWNER PROPOSAL TO RECOGNIZE KELLOGG'S EFFORTS REGARDING ANIMAL WELFARE

We expect the following proposal (Proposal 4 on the proxy card and voting instruction card) to be presented by a Shareowner at the annual meeting. Names, addresses and share holdings of the Shareowner proponent and, where applicable, of co-filers, will be supplied promptly upon oral or written request.
Resolution Proposed by Shareowner:
RESOLVED, that shareholders applaud Kellogg- via this complimentary resolution- for its decision improve animal welfare in its supply system by switching to cage-free eggs.
Shareowner’s Supporting Statement:
In 2015, Kellogg announced, with support from The Humane Society of the United States, that it will improve animal welfare in its supply chain by switching to 100% cage-free eggs.
The decision to switch to cage-free eggs is indeed good for both corporate responsibility and Kellogg's bottom line, as more consumers than ever care about issues like animal welfare.
By voting FOR this simple advisory proposal, shareholders can applaud the company for making this switch.
Our Response to Proposal:
The Board recommends that Shareowners vote “FOR” the Shareowner proposal to applaud Kellogg regarding animal welfare (Proposal 4).
Kellogg is committed to the humane treatment of animals in our supply chain. As the proposal does not request any specific action by Kellogg, approval of the resolution will not be deemed to recommend that Kellogg take, or refrain from taking, any specific action.
FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

PROPOSAL 5 — SHAREOWNER PROPOSAL TO ADOPT SIMPLE MAJORITY VOTE

We expect the following proposal (Proposal 5 on the proxy card and voting instruction card) to be presented by a Shareowner at the annual meeting. Names, addresses and share holdings of the Shareowner proponent and, where applicable, of co-filers, will be supplied promptly upon oral or written request.
Resolution Proposed by Shareowner:
Proposal 5 - Simple Majority Vote
RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.
Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements, the target of this proposal, have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.
This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. The proponents of these proposals included Ray T. Chevedden and William Steiner.
This proposal topic won greater than majority support from independent Kellogg shareholders at 4 of our annual meetings since 2011. If the W.K. Kellogg Foundation sold a certain amount of its stock this proposal would receive a majority of all voting shares.
Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from improving our corporate charter and bylaws.
Please vote to enhance shareholder value:
Simple Majority Vote - Proposal 5
Our Response — Statement in Opposition to Proposal:
The Board has carefully considered the above proposal, and believes that it is not in the best interest of the Shareowners. Consequently, the Board recommends that the Shareowners vote against the proposal for the following reasons:
Voting Requirements.    The Board believes that the supermajority voting standards under Kellogg’s Amended Restated Certificate of Incorporation and Bylaws (collectively, governance documents) are appropriate and necessary. Under Kellogg’s existing governance documents, a simple majority vote requirement already applies to most matters submitted for Shareowner approval. Our governance documents require the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote for a few, but important, matters of corporate structure and governance, which are as follows: (i) an alteration, amendment or repeal, or any new provision, inconsistent with certain provisions of the existing governance documents; (ii) Kellogg’s merger or consolidation with or into another entity; (iii) the sale, lease, exchange or other disposition of all or substantially all of Kellogg’s assets; (iv) the liquidation or dissolution of Kellogg; or (v) the removal of directors for cause. The Board believes that in these limited circumstances the higher voting requirements are more representative of all Shareowners for a variety of reasons, the most relevant of which are described below.
Broad Consensus of All Shareowners.    Delaware law permits supermajority voting requirements and a number of publicly-traded companies have adopted these provisions to preserve and maximize long-term value for all Shareowners.

Because these provisions give holders of less than a majority of the outstanding shares the ability to defeat a proposed extraordinary transaction or fundamental change, they generally have the effect of giving minority shareowners a greater voice in corporate structure and governance. The Board strongly believes that extraordinary transactions and fundamental changes to corporate governance should have the support of a broad consensus of Kellogg’s Shareowners rather than a simple majority. Our governing documents were intentionally created to include a supermajority vote standard that would apply to the areas described above because of their importance to Kellogg. The Board also believes that the supermajority vote requirements protect Shareowners, particularly minority shareowners, against the potentially self-interested actions of short-term investors. Without these provisions, it would be possible for a group of short-term Shareowners to approve an extraordinary transaction that is not in the best interest of Kellogg and opposed by nearly half of Kellogg’s Shareowners.
Fiduciary Duty.  The Board is subject to fiduciary duties under the law to act in a manner that it believes to be in the best interests of Kellogg and its Shareowners. Shareowners, on the other hand, do not have the same fiduciary duty as the Directors. As a result, a group of short-term Shareowners may act in their own self-interests to the detriment of other Shareowners. Accordingly, the supermajority voting standards are necessary to safeguard the long-term interests of Kellogg and its Shareowners.
Protection Against Certain Takeovers.  The supermajority voting provisions further protect Kellogg’s Shareowners by encouraging persons or firms making unsolicited takeover bids to negotiate directly with the Board. As noted above, the Board has a fiduciary duty under the law to act in a manner that it believes to be in the best interests of Kellogg and its Shareowners. In addition, more than 75% of Kellogg’s Board members are ‘independent’ under the standards adopted by the New York Stock Exchange. Supermajority voting requirements encourage potential acquirers to deal directly with the Board, which in turn enhances the Board’s ability to consider the long-term interests of all Shareowners. Kellogg believes that its independent Board is in the best position to evaluate proposed offers, to consider alternatives, and to protect Shareowners against abusive tactics during a takeover process, and as appropriate, to negotiate the best possible return for all Shareowners. Elimination of these supermajority provisions would make it more difficult for Kellogg’s independent, Shareowner-elected Board to preserve and maximize value for all Shareowners in the event of an unsolicited takeover bid.
Corporate Governance Practices.  Kellogg’s Nominating and Governance Committee regularly considers and evaluates corporate governance developments and recommends appropriate changes to the Board. As discussed in this Proxy Statement, the Board operates under corporate governance principles and practices that are designed to maximize long-term Shareowner value, align the interests of the Board and management with those of our Shareowners, and promote high ethical conduct among our Directors and employees. Additionally, Kellogg’s governance policies and practices fully comply with all corporate governance standards of the NYSE and SEC. The Board believes that implementation of this proposal would adversely impact Kellogg’s carefully considered corporate governance practices and, therefore, is not needed or advisable, or in the best interests of Kellogg and its Shareowners.
Effect of Proposal. It is important to note that Shareowner approval of this proposal would not in itself remove the supermajority vote standards. Under the governance documents, to change the supermajority standards, the Board must first authorize amendments to Kellogg’s governance documents. Shareowners would then have to approve each of those amendments with an affirmative vote of not less than two-thirds of the outstanding shares of Kellogg entitled to vote generally.
Board Recommendation. After careful consideration of this proposal, the Board has determined that retention of the supermajority voting requirements remains in the long-term best interests of Kellogg and its Shareowners. The Board believes that the substantial benefits of a supermajority voting requirement do not come at the expense of prudent corporate governance. To the contrary, the voting requirement is designed to protect the interests of all Shareowners.
FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL.

MISCELLANEOUS

Shareowner Proposals or Director Nominees for the 2017 Annual Meeting.    Shareowner proposals submitted for inclusion in our proxy statement for the 2017 Annual Meeting of Shareowners must be received by us no later than November 10, 2016. Other Shareowner proposals or Director nominations to be submitted from the floor must be received by us not earlier than November 10, 2016 and not later than December 10, 2016, and must meet certain other requirements specified in our bylaws.
Shareowner Nomination of Director Candidates for Inclusion in Proxy Statement for 2017 Annual Meeting. Shareowner nominations of director candidates for inclusion in our proxy materials for the 2017 Annual Meeting of Shareowners must be received by us not earlier than October 11, 2016 and not later than November 10, 2016. Any such nomination must meet the other requirements set forth in our bylaws.
Annual Report on Form 10-K; No Incorporation by Reference.    Upon written request, we will provide any Shareowner, without charge, a copy of our Annual Report on Form 10-K for 2015 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Kellogg Company Consumer Affairs, P.O. Box CAMB, Battle Creek, Michigan 49016 (phone: (800) 962-1413), the Investor Relations Department, Kellogg Company, P.O. Box 3599, Battle Creek, MI 49016-3599 (phone: (269) 961-2800), or investor.relations@kellogg.com. You may also obtain this document and certain other of our SEC filings through the Internet at www.sec.gov or under “Investor Relations” at www.kelloggcompany.com, the Kellogg website.
Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions “Audit Committee Report,” and “Compensation and Talent Management Committee Report” shall not be incorporated by reference into any document filed with the SEC.
By Order of the Board of Directors,
Gary Pilnick
Vice Chairman, Corporate Development and Chief Legal Officer

March 10, 2016

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49017-3534

POST OFFICE BOX 3599 ONE KELLOGG SQUARE BATTLE CREEK, MI 49106-3599
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kellogg Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION: To vote and/or attend the meeting, go to "shareholder meeting registration" link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E00717-Z67330-P75265	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KELLOGG COMPANY					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR each of the nominees for director in Proposal 1.					☐	☐	☐
Vote on Directors
1.	Election of Directors (term expires 2019)
Nominees:
	01)	Mary Laschinger	03)	Carolyn Tastad
	02)	Cynthia Hardin Milligan	04)	Noel Wallace

The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.									For	Against	Abstain
2.	Advisory resolution to approve executive compensation.								☐	☐	☐
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as Kellogg’s independent registered public accounting firm for fiscal year 2016.								☐	☐	☐
4.	Shareowner proposal, if properly presented at the meeting, to recognize Kellogg's efforts regarding animal welfare.								☐	☐	☐
The Board of Directors recommends a vote AGAINST Proposal 5.
5.	Shareowner proposal, if properly presented at the meeting, to adopt simple majority vote.								☐	☐	☐

NOTE: The undersigned also authorizes the named proxies to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name and title as such.

Signature [PLEASE SIGN WITHIN BOX]						Date		Signature (Joint Owners)		Date

KELLOGG COMPANY

ADMISSION TICKET
(not transferable)

You are cordially invited to attend the 2016 Annual Meeting of Shareowners of Kellogg Company to be held on Friday, April 29, 2016 at 1:00 p.m. (Eastern Time) at the W. K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan.

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareowner(s) listed on the reverse side and is not transferable. If these shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2016 ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON APRIL 29, 2016: The Notice of the Annual Meeting, the Proxy Statement, and the annual report, including Form 10-K, are available at http://investor.kelloggs.com.

E00718-Z67330-P75265

KELLOGG COMPANY
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREOWNERS, APRIL 29, 2016
The undersigned appoints John Bryant and Gordon Gund, or each one of them as shall be in attendance at the meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the 2016 Annual Meeting of Shareowners of Kellogg Company to be held on April 29, 2016 and at any postponement or adjournment of the meeting, and to vote on behalf of the undersigned as specified on this Proxy the number of shares of common stock of Kellogg Company as the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business as may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of the 2016 Annual Meeting of Shareowners and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director in proposal 1, “FOR” proposals 2, 3 and 4 and “AGAINST” proposal 5, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof.

IMPORTANT - This Proxy is continued and must be signed and dated on the reverse side.